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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-161800

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share	$146,107,500	$10,418

(1)
Includes 577,500 shares that the underwriters may purchase to cover over allotments, if any.

(2)
The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To prospectus dated September 9, 2009)

3,850,000 Shares

UNITED NATURAL FOODS, INC.

Common Stock

              We are offering 3,850,000 shares of our common stock.

              Our common stock is traded on the Nasdaq Global Select Market under the symbol "UNFI." On September 30, 2010, the closing sale price of our common stock was $33.12 per share, as reported on the Nasdaq Global Select Market.

              Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement.

	Per Share	Total
Public offering price	$33.00	$127,050,000
Underwriting discount	$1.65	$6,352,500
Proceeds, before expenses, to us	$31.35	$120,697,500

              The underwriters may also exercise their option to purchase up to an additional 577,500 shares of our common stock from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover overallotments, if any.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The underwriters expect to deliver the shares to purchasers against payment on or about October 6, 2010.

BofA Merrill Lynch	Barclays Capital
BB&T Capital Markets	RBC Capital Markets

The date of this prospectus supplement is September 30, 2010.

Prospectus Supplement

              You should rely only upon the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely upon it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of the respective dates of these documents. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is comprised of this prospectus supplement which describes the specific terms of this offering and certain other matters relating to us and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, contains a description of our common stock and provides more general information about us and securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the SEC, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement will supersede such information and you should rely on the information in this prospectus supplement.

              This prospectus supplement is part of a registration statement that we have filed with the SEC relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in this prospectus supplement.

              In this prospectus, unless the context indicates otherwise, the words "United Natural Foods," "the Company," "we," "our," "ours" and "us" refer to United Natural Foods, Inc. and its consolidated subsidiaries and, as the context requires, our predecessors.

              Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option granted to the underwriters to purchase additional shares to cover overallotments, if any, is not exercised in whole or in part.

              We use a 52/53 week fiscal year ending on the Saturday closest to July 31. References in this prospectus supplement or the accompanying prospectus to the years or fiscal years, 2006, 2007, 2008, 2009 and 2010 mean our fiscal years ended July 29, 2006, July 28, 2007, August 2, 2008, August 1, 2009 and July 31, 2010, respectively, unless otherwise expressly stated or the context otherwise requires. All such fiscal years had 52 weeks, except that the fiscal year ended August 2, 2008 had 53 weeks.

i

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

              Our disclosure and analysis in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks and uncertainties including, but not limited to, those contained in "Risk Factors" and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus because they describe or predict future events or trends and include declarations regarding our intentions, beliefs and expectations. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "predict," "intend," "may," "plans," "goal," "seek," "should," "will," and "would," the negative of such words or similar words. Any forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, possibly materially.

              Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

  •
  our dependence on principal customers;

  •
  the relatively low margins and economic sensitivity of our business;

  •
  our sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends;

  •
  increased fuel costs;

  •
  our ability to successfully deploy our operational initiatives in the Canadian market;

  •
  the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors;

  •
  management's allocation of capital and the timing of capital expenditures; and

  •
  our sensitivity to inflationary pressures.

              This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the risks described under "Risk Factors" beginning on page S-6 in this prospectus supplement, on page 5 of the accompanying prospectus and on page 15 of our Annual Report on Form 10-K for the fiscal year ended July 31, 2010. New factors may also emerge from time to time that could materially and adversely affect us.

ii

SUMMARY

              This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the common stock offered hereby, you should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the financial statements and related notes. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the sections entitled "Risk Factors" in this prospectus supplement and in the accompanying prospectus and the documents identified in the section "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus.

The Company

              We believe that we are the leading distributor based on sales of natural, organic and specialty foods and non-food products in the United States and Canada. We operate 28 distribution centers, representing approximately 7.6 million square feet of warehouse space, which we believe provide us with the largest capacity of any North American-based distributor in the natural, organic and specialty products industry. We carry more than 60,000 high-quality natural, organic and specialty products, consisting of national, regional and private label brands in six product categories: grocery and general merchandise, produce, perishables and frozen foods, nutritional supplements and sports nutrition, bulk and foodservice products and personal care items. We serve more than 23,000 customer locations primarily located across the United States and Canada which can be classified as follows:

•  independently owned natural products
    retailers, which include buying clubs;
•  supernatural stores, which consist
    solely of Whole Foods Market, Inc.;
•  conventional supermarkets and mass
    market chains; and
•  other, which includes foodservice and
    international customers outside of
Canada.

              Since the formation of our predecessor in 1976, we have expanded our distribution network, product selection and customer base both organically and through acquisitions. Since fiscal year 2000, our net sales have increased at a compounded annual growth rate, or CAGR, of 15.3%. In recent years, our sales to existing and new customers have increased through the continued growth of the natural products industry in general, increased market share as a result of our high-quality service and broader product selection, the expansion of our existing distribution centers, the construction of new distribution centers and the development of our own line of natural and organic branded products. Through these efforts, we believe that we have broadened our geographic penetration, expanded our customer base, enhanced and diversified our product selection and increased our market share.

              During the summer of 2010, we significantly extended and expanded our relationship with Whole Foods Market, Inc., or Whole Foods Market. In June, we entered into a seven year extension of our existing relationship, extending the term of our contract to September 2020. In July, we agreed to become Whole Foods Market's primary distributor for their Rocky Mountain and Southwest regions. We also agreed in July to purchase certain distribution and related assets from an affiliate of Whole Foods Market previously used for their self-distribution of non-perishables in these regions. We will serve these regions from our new Lancaster, Texas distribution center and a leased distribution center in Denver, Colorado that we will begin operating in connection with the transaction.

              The opportunistic acquisition of natural, organic and specialty products distributors is also an integral part of our strategy. In November 2007, we acquired Millbrook Distribution Services, Inc., or DHI, which we now refer to as UNFI Specialty Distribution Services, or UNFI Specialty. Through UNFI Specialty, we distribute specialty food items (including ethnic, kosher, gourmet, organic and natural foods), health and beauty care items and other non-food items. In June 2010, we acquired certain Canadian food distribution assets of SunOpta Inc., through our wholly-owned subsidiary, UNFI Canada, Inc., or UNFI Canada. With the acquisition, we believe we are the largest distributor of natural, organic and specialty foods in Canada.

The Natural Products Industry

              The natural products industry encompasses a wide range of products including organic and non-organic foods, nutritional, herbal and sports supplements, toiletries and personal care items, naturally-based cosmetics, natural/homeopathic medicines, pet products and cleaning agents. According to The Natural Foods Merchandiser, a leading natural products industry trade publication, sales for all types of natural products were $76.1 billion in 2009 and the industry has grown at a CAGR of 10.5% over the last ten years. We believe the growth rate of the natural products industry has outpaced the growth of the overall food-at-home industry as a result of the increasing demand by consumers for a healthy lifestyle, food safety and environmental protection.

Our Competitive Strengths

              We believe we distinguish ourselves from our competitors through the following strengths:

              We are the market leader with a nationwide presence in the United States and Canada:    We believe that we are the largest distributor of natural, organic and specialty products by sales in the United States and Canada, and one of the few distributors capable of meeting the natural, organic and specialty product needs of local and regional customers, supermarket chains and the rapidly growing supernatural stores. We completed the buildout of our distribution system in July 2010 with the opening of our facility in Lancaster, Texas. We believe that our network of 28 distribution centers (including five in Canada) creates significant advantages over smaller and regional distributors. Our nationwide presence across the United States and Canada allows us to offer marketing and customer service programs across regions, offer a broader product selection and provide operational excellence with high service levels and same day or next day on-time deliveries.

              We are an efficient distributor:    We believe that our scale affords us significant benefits within a highly fragmented industry, including volume purchasing opportunities and warehouse and distribution efficiencies. Our continued growth has allowed us to expand our existing facilities and open new facilities to achieve increasing operating efficiencies, including reduced fuel and other transportation costs, and has created sufficient capacity for future growth. We have made significant investments in our people, facilities, equipment and technology in order to broaden our footprint and enhance the efficiency of our operations. Recent efficiency improvements include the centralization of general and administrative functions, the consolidation of systems applications among physical locations and regions and the optimization of customer distribution routes, all of which reduced expenses.

              We have extensive and long-standing customer relationships and provide superior service:    Throughout the 34 years of our and our predecessors' operations, we have developed long-standing customer relationships, which we believe are among the strongest in our industry. In particular, we have been the primary supplier of natural and organic products to the largest supernatural chain in the United States, Whole Foods Market, for more than twelve years. A key driver of our strong customer loyalty is our superior service levels, which include accurate fulfillment of orders, timely product delivery, competitive prices and a high level of product marketing support. Our average distribution in-stock service level for fiscal year 2010, measured as the percentage of items ordered by customers that are delivered by the requested delivery date (excluding manufacturer out-of-stocks), was approximately 98%. We believe that our high distribution service levels are attributable to our experienced purchasing departments and sophisticated warehousing, inventory control and distribution systems. Furthermore, we offer next-day delivery service to a majority of our active customers and offer multiple deliveries each week to our largest customers, which we believe differentiates us from many of our competitors.

              We have an experienced, motivated management team and employee base:    Our management team has extensive experience in the retail and distribution business, including the natural and specialty products industries. On average, our senior management team has approximately 16 years of experience in the retail, natural products or distribution industry. In addition, we believe our employee base is highly motivated as our Employee Stock Ownership Trust beneficially owns approximately 5.6% of our common stock.

Our Growth Strategy

              We seek to maintain and enhance our position within the natural and organic industry in the United States and Canada and to increase our market share in the specialty products industry. To implement our growth strategy, we intend to continue increasing our leading market share of the growing natural and organic products industry and to expand our presence within the specialty industry by offering new and existing customers a single wholesale distributor capable of meeting their specialty, natural and organic product needs on a national or regional basis. Key elements of our strategy include:

              Expanding our customer base:    As of July 31, 2010, we served more than 23,000 customer locations primarily in the United States and Canada. We plan to expand our coverage of the highly fragmented natural and organic and specialty products industries by cultivating new customer relationships within these industries and by further developing our existing channels of distribution, such as independent natural products retailers, conventional supermarkets, mass market outlets, institutional foodservice providers, buying clubs and gourmet stores. With the coordinated distribution of our specialty products with our natural and organic products, which commenced with the integration of our York, Pennsylvania facility in April 2009, we believe that we have the opportunity to continue gaining market share in the conventional supermarket channel as the result of our ability to offer an integrated and efficient distribution solution for our customers. In fiscal 2010 we gained new business from a number of conventional supermarket customers, including Giant-Landover, Shop-Rite and Kings, partially as a result of our complementary product selection.

              Increasing our market share of existing customers' business:    We believe that we are the primary distributor of natural and organic products to the majority of our natural products customer base, including to Whole Foods Market. We intend to maintain our position as the primary supplier for a majority of our customers, and add to the number of customers for which we serve as primary supplier, by offering the broadest product selection in our industry at competitive prices. With the expansion of UNFI Specialty, we believe that we have the ability to further meet our existing customers' needs for specialty foods and products as well as certain general merchandise, representing an opportunity to accelerate our sales growth within the conventional supermarket, supernatural and independent channels.

              Continuing to improve the efficiency of our distribution network:    We have invested in excess of $200 million in our distribution network and infrastructure over the past five fiscal years. We completed the buildout of our nationwide distribution system in July 2010 with the opening of our facility in Lancaster, Texas which began serving customers in late September 2010. Our Lancaster facility is the first facility to use our national supply chain platform and warehouse management system which we plan to implement throughout our network over the next few years and which we believe will further enhance the efficiency of our network. Although our distribution network services all markets in the United States and Canada, we will continue to selectively evaluate opportunities to build or lease new facilities or to acquire distributors to better serve existing markets. Further, we will maintain our focus on realizing efficiencies and economies of scale in purchasing, warehousing, transportation and general and administrative functions, which, combined with incremental fixed cost leverage, should lead to continued improvements in our operating margin.

              Expanding into other distribution channels and geographies:    We believe that we will be successful in expanding into the foodservice channel as well as further enhancing our presence outside of the United States and Canada. We will continue to seek to develop regional relationships and alliances with companies such as Aramark Corporation, the Compass Group North America and Sodexho Inc. in the foodservice channel and seek other alliances outside the United States and Canada.

              Continuing to selectively pursue opportunistic acquisitions:    Throughout our history, we have successfully identified, consummated and integrated multiple acquisitions. Since 2000, we have successfully completed eight acquisitions of distributors, manufacturers and suppliers, two acquisitions of retail stores and eleven acquisitions of branded product lines. We intend to continue to selectively pursue opportunistic acquisitions in order to expand the breadth of our distribution network, increase our efficiency or add additional products and capabilities.

Company Information

              We are a Delaware corporation with our headquarters in Providence, Rhode Island. Our mailing address for our headquarters is 313 Iron Horse Way, Providence, Rhode Island 02908. Our telephone number is (401) 528-8634.

The Offering

              The following summary contains basic information about our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of our common stock, see "Description of Capital Stock" beginning on page 5 of the accompanying prospectus.

Common stock we are offering	3,850,000 shares of our common stock, par value $0.01 per share.
Option to purchase additional shares

The underwriters may also exercise their option to purchase up to an additional 577,500 shares of common stock from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover overallotments, if any.

Common stock outstanding after this offering(1)(2)	47,402,259 shares
Use of proceeds

The net proceeds of this offering will be approximately $120.2 million (after deducting the underwriting discount and the offering expenses payable by us) based on the $33.00 per share public offering price. We intend to use the net proceeds of this offering to repay a portion of the outstanding borrowings under our revolving credit facility.

Nasdaq Global Select Market symbol	UNFI
Risk Factors

An investment in our common stock involves certain risks. Before you purchase any shares of our common stock, you should carefully consider the risks described below under the heading "Risk Factors" beginning on page S-6 of this prospectus supplement.

Conflicts of interest

As described in "Use of Proceeds," the net proceeds of this offering will be used to repay a portion of our outstanding borrowings under our revolving credit facility, the lenders under which include affiliates of the underwriters. Because more than 5% of the proceeds of this offering, not including underwriting compensation, will be received by affiliates of the underwriters, this offering is being conducted in compliance with the NASD Rule 2720, as administered by the Financial Industry Regulatory Authority, or FINRA.

(1)
The number of shares of common stock outstanding immediately after the closing of this offering is based on 43,552,259 shares of common stock outstanding as of September 7, 2010.

(2)
Unless otherwise indicated the number of shares of common stock presented in this prospectus supplement excludes 577,500 shares issuable pursuant to the exercise of the underwriters' overallotment option and 1,534,593 shares of common stock issuable upon exercise of outstanding options and restricted stock units under our equity incentive plans as of September 7, 2010. Of the options outstanding as of September 7, 2010, 556,235 options were exercisable as of that date at a weighted average exercise price of $28.48.

RISK FACTORS

              Your investment in shares of our common stock involves substantial risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether an investment in shares of our common stock is suitable for you. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the risks described below or in any document incorporated by reference into this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition, liquidity, results of operations, or prospects could be materially and adversely affected, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

               We depend heavily on our principal customer and our success is heavily dependent on our principal customer's ability to grow its business.

              Our ability to maintain a close, mutually beneficial relationship with our largest customer, Whole Foods Market, is an important element to our continued growth. In October 2006, we announced a seven-year distribution agreement with Whole Foods Market, which commenced on September 26, 2006, under which we serve as the primary U.S. distributor to Whole Foods Market in the regions where we previously so served. In January 2007, we expanded our Whole Foods Market relationship in the Southern Pacific region of the United States. In August 2007, Whole Foods Market and Wild Oats Markets Inc., or Wild Oats Markets, completed their merger, as a result of which, Wild Oats Markets became a wholly-owned subsidiary of Whole Foods Market. We service all of the stores previously owned by Wild Oats Markets and now owned by Whole Foods Market under the terms of our distribution agreement with Whole Foods Market. In June 2010, we amended our distribution agreement with Whole Foods Market to extend the term for an additional seven years, such that the agreement now expires September 25, 2020.

              In July 2010, we entered into an asset purchase agreement with Whole Foods Market Distribution, Inc., a Whole Foods Market affiliate, pursuant to which we have agreed to acquire certain distribution and related assets previously used in their self-distribution of non-perishables, leases and employees and have undertaken to become Whole Foods Market's primary distributor in its Rocky Mountain region and Southwest region. The transaction closed in late September 2010 with respect to the Southwest region and is expected to close in early October 2010 with respect to the Rocky Mountain region. The closing of the Rocky Mountain region portion of the transaction is subject to the satisfaction of certain customary closing conditions and we cannot assure you that this portion of the transaction will be consummated. Additionally, achieving the increased revenues and operating profit anticipated from servicing the Rocky Mountain and Southwest regions of Whole Foods Market depends on timely, efficient and successful execution of a number of post-acquisition events and our ability to successfully deploy our operational initiatives in these regions. Whole Foods Market accounted for approximately 35% of our net sales in fiscal 2010. As a result of this concentration of our customer base, the loss or cancellation of business from Whole Foods Market, including from increased distribution to their own facilities or closures of stores, could materially and adversely affect our business, financial condition or results of operations. Similarly, if Whole Foods Market is not able to grow its business, including as a result of a reduction in the level of discretionary spending by its customers, our business, financial condition or results of operations may be materially and adversely affected.

               Our operations are sensitive to economic downturns.

              The grocery industry is sensitive to national and regional economic conditions and the demand for the products that we distribute, particularly our specialty products, may be adversely affected from time to time by economic downturns that impact consumer spending, including discretionary spending. Future economic conditions such as employment levels, business conditions, interest rates, energy and fuel costs and tax rates could reduce consumer spending or change consumer purchasing habits. Among these changes could be a reduction in the number of natural and organic products that consumers purchase where there are non-organic, or conventional, alternatives, given that many natural and organic products, and particularly natural and organic foods, often have higher retail prices than do their conventional counterparts.

               Our business is a low margin business and our profit margins may decrease due to consolidation in the grocery industry.

              The grocery distribution industry generally is characterized by relatively high volume of sales with relatively low profit margins. The continuing consolidation of retailers in the natural products industry and the growth of supernatural chains may reduce our profit margins in the future as more customers qualify for greater volume discounts, and we experience pricing pressures from both ends of the supply chain. Over the last twelve months, we have increased our sales to our supernatural chain and conventional supermarket customers in relation to our total sales. Sales to these customers generate a lower gross margin than do sales to our independent customers. Many of these customers, including our largest customer, have agreements with us that include volume discounts. As the amounts these customers purchase from us increase, the price that they pay for the products they purchase is reduced, putting downward pressure on our gross margins on these sales. To compensate for these lower gross margins, we must reduce the expenses we incur to service these customers. If we are unable to reduce our expenses, including our expenses related to servicing this lower gross margin business, our business, financial condition or results of operations could be adversely impacted.

               Our customers generally are not obligated to continue purchasing products from us.

              Many of our customers buy from us under purchase orders, and we generally do not have agreements with or commitments from these customers for the purchase of products. We cannot assure you that our customers will maintain or increase their sales volumes or orders for the products supplied by us or that we will be able to maintain or add to our existing customer base. Decreases in our customers' sales volumes or orders for products supplied by us may have a material adverse effect on our business, financial condition or results of operations.

               We have significant competition from a variety of sources.

              We operate in competitive markets and our future success will be largely dependent on our ability to provide quality products and services at competitive prices. Bidding for contracts or arrangements with customers, particularly within the supernatural chain and conventional supermarket channels, is highly competitive and distributors may market their services to a particular customer over a long period of time before they are invited to bid. Our competition comes from a variety of sources, including other distributors of natural and specialty food and non-food products as well as specialty grocery and mass market grocery distributors and retail customers that have their own distribution channels. We cannot assure you that mass market grocery distributors will not increase their emphasis on natural products and more directly compete with us including through self distribution of particular items or purchases of particular items directly from suppliers or that new competitors will not enter the market. These distributors may have been in business longer than we have, may have substantially greater financial and other resources than we have and may be better established in their markets. We cannot assure you that our current or potential competitors will not provide products or services comparable or superior to those provided by us or adapt more quickly than we do to evolving industry trends or changing market requirements. It is also possible that alliances among competitors may develop and rapidly acquire significant market share or that certain of our customers will increase self-distribution to their own retail facilities. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition or results of operations. We cannot assure you that we will be able to compete effectively against current and future competitors.

               Our investment in information technology may not result in the anticipated benefits.

              Much of our sales growth is occurring in our lower gross margin supernatural and conventional supermarket channels. In order to attempt to reduce operating expenses in these channels and increase operating efficiencies, we have aggressively invested in the development and implementation of new information technology. We may not be able to implement these technological changes in the time frame that we have planned and delays in implementation could negatively impact our business, financial condition or results of operations. In addition, the costs to make these changes may exceed our estimates and will exceed the benefits during the early stages of implementation. Even if we are able to implement the changes as planned, and within our cost estimates, we may not be able achieve the expected efficiencies and cost savings from this investment, which could have an adverse effect on our business, financial condition or results of operations.

               Failure by us to develop and operate a reliable technology platform could negatively impact our business.

              Our ability to decrease costs and increase profits, as well as our ability to serve customers most effectively, depends on the reliability of our technology platform. We use software and other technology systems, among other things, to generate and select orders, to load and route trucks and to monitor and manage our business on a day-to-day basis. Any disruption to these computer systems could adversely impact our customer service, decrease the volume of our business and result in increased costs negatively affecting our business, financial condition or results of operations.

               We have experienced losses due to the uncollectibility of accounts receivable in the past and could experience increases in such losses in the future if our customers are unable to timely pay their debts to us.

              Certain of our customers have from time to time experienced bankruptcy, insolvency and/or an inability to pay their debts to us as they come due. If our customers suffer significant financial difficulty, they may be unable to pay their debts to us timely or, at all, which could have a material adverse effect on our business, financial condition or results of operations. It is possible that customers may reject their contractual obligations to us under bankruptcy laws or otherwise. Significant customer bankruptcies could further adversely affect our revenues and increase our operating expenses by requiring larger provisions for bad debt. In addition, even when our contracts with these customers are not rejected, if customers are unable to meet their obligations on a timely basis, it could adversely affect our ability to collect receivables. Further, we may have to negotiate significant discounts and/or extended financing terms with these customers in such a situation, each of which could have material adverse effect on our business, financial condition, results of operations or cash flows. During periods of economic weakness like those we are currently experiencing, small to medium-sized businesses, like many of our independently owned natural products retailer customers, may be impacted more severely and more quickly than larger businesses. Consequently, the ability of such businesses to repay their obligations to us may deteriorate, and in some cases this deterioration may occur quickly, which could adversely impact our business, financial condition or results of operations.

               Our acquisition strategy may adversely affect our business and our recent expansion into Canada may not be successful.

              In June 2010, we entered the Canadian market with UNFI Canada's acquisition of certain food distribution assets of the SunOpta Distribution Group Business, or SDG, of SunOpta, or the SDG assets. We cannot assure you that this acquisition or our subsequent growth, if any, in the Canadian market will enhance our financial performance. Our ability to achieve the expected benefits of this acquisition will depend on, among other things, our ability to effectively translate our business strategies into a new geographic market with more rigid ingredient requirements for the products we distribute and a dual labeling requirement that reduces the number of products we are likely to sell in comparison to the U.S. market, our ability to retain and assimilate the SunOpta employees that became employees of ours, our ability to retain customers and suppliers, the adequacy of our implementation plans, our ability to maintain our financial and internal controls and systems as we expand into Canada, the ability of our management to oversee and operate effectively the combined operations and our ability to achieve desired operating efficiencies and sales goals. The integration of SunOpta's business that we acquired might also cause us to incur unforeseen costs, which would lower our future earnings and would prevent us from realizing the expected benefits of this acquisition. Failure to achieve these anticipated benefits could result in a reduction in the price of our common stock as well as in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could materially and adversely impact our business, financial condition or results of operations.

              We also continually evaluate opportunities to acquire other companies. To the extent that our future growth includes acquisitions, we cannot assure you that we will successfully identify suitable acquisition candidates, consummate such potential acquisitions, integrate any acquired entities or successfully expand into new markets as a result of our acquisitions. We believe that there are risks related to acquiring companies, including overpaying for acquisitions, losing key employees of acquired companies and failing to achieve potential synergies. Additionally, our business could be adversely affected if we are unable to integrate the companies acquired in our acquisitions and mergers.

              A significant portion of our past growth has been achieved through acquisitions of, or mergers with, other distributors of natural products. Our recent Canadian acquisition and future acquisitions, if any, may have a material adverse effect on our results of operations, particularly in periods immediately following the consummation of those transactions while the operations of the acquired business are being integrated with our operations. Achieving the benefits of acquisitions depends on timely, efficient and successful execution of a number of post-acquisition events, including successful integration of the acquired entity. Integration requires, among other things:

  •
  maintaining the customer base;

  •
  optimizing delivery routes;

  •
  coordinating administrative, distribution and finance functions; and

  •
  integrating management information systems and personnel.

              The integration process could divert the attention of management and any difficulties or problems encountered in the transition process could have a material adverse effect on our business, financial condition or results of operations. In particular, the integration process may temporarily redirect resources previously focused on reducing product cost, resulting in lower gross profits in relation to sales. In addition, the process of combining companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could have an adverse effect on their combined operations.

              In connection with our recent Canadian acquisition and the acquisitions of businesses in the future, if any, we may decide to consolidate the operations of any acquired business with our existing operations or make other changes with respect to the acquired business, which could result in special charges or other expenses. Our results of operations also may be adversely affected by expenses we incur in making acquisitions, by amortization of acquisition-related intangible assets with definite lives and by additional depreciation attributable to acquired assets. Any of the businesses we acquire may also have liabilities or adverse operating issues, including some that we fail to discover before the acquisition, and our indemnity for such liabilities may also be limited. Additionally, our ability to make any future acquisitions may depend upon obtaining additional financing. We may not be able to obtain additional financing on acceptable terms or at all. To the extent that we seek to acquire other businesses in exchange for our common stock, fluctuations in our stock price could have a material adverse effect on our ability to complete acquisitions.

               We may have difficulty managing our growth.

              The growth in the size of our business and operations has placed, and is expected to continue to place, a significant strain on our management. Our future growth may be limited by our inability to acquire new distribution facilities or expand our existing distribution facilities, make acquisitions, successfully integrate acquired entities, implement information systems initiatives or adequately manage our personnel. Our future growth is limited in part by the size and location of our distribution centers. As we near maximum utilization of a given facility or maximize our processing capacity, operations may be constrained and inefficiencies have been and may be created, which could adversely affect our results of operations unless the facility is expanded, volume is shifted to another facility or additional processing capacity is added. Conversely, as we add additional facilities or expand existing operations or facilities, excess capacity may be created. Any excess capacity may also create inefficiencies and adversely affect our results of operations. We cannot assure you that we will be able to successfully expand our existing distribution facilities or open new distribution facilities in new or existing markets as needed to facilitate growth. Even if we are able to expand our distribution network, our ability to compete effectively and to manage future growth, if any, will depend on our ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force. We cannot assure you that our existing personnel, systems, procedures and controls will be adequate to support the future growth of our operations. Our inability to manage our growth effectively could have a material adverse effect on our business, financial condition or results of operations.

               Increased fuel costs may adversely affect our results of operations.

              Increased fuel costs may have a negative impact on our results of operations. The high cost of diesel fuel can increase the price we pay for products as well as the costs we incur to deliver products to our customers. These factors, in turn, may negatively impact our net sales, margins, operating expenses and operating results. To manage this risk, we have in the past periodically entered, and may in the future periodically enter, into heating oil derivative contracts to hedge a portion of our projected diesel fuel requirements. Heating crude oil prices have a highly correlated relationship to fuel prices, making these derivatives effective in offsetting changes in the cost of diesel fuel. We are not party to any commodity swap agreements and, as a result, our exposure to volatility in the price of diesel fuel has increased relative to our exposure to volatility in prior periods in which we had outstanding heating oil derivative contracts. We do not enter into fuel hedge contracts for speculative purposes. We may, however, periodically enter into forward purchase commitments for a portion of our projected monthly diesel fuel requirements. As of July 31, 2010, we had forward diesel fuel commitments totaling approximately $6.7 million through July 2011. Our commitments through July 2011 were entered into at prevailing rates during May 2010. If fuel prices decrease significantly, these forward purchases may prove ineffective and result in us paying higher than the then market costs for a portion of our diesel fuel. We also maintain a fuel surcharge program which allows us to pass some of our higher fuel costs through to our customers. We cannot guarantee that we will continue to be able to pass a comparable proportion or any of our higher fuel costs to our customers in the future, which may adversely affect our business, financial condition or results of operations.

               Disruption of our distribution network could adversely affect our business.

              Damage or disruption to our distribution capabilities due to weather, natural disaster, fire, terrorism, pandemic, strikes, the financial and/or operational instability of key suppliers, or other reasons could impair our ability to distribute our products. To the extent that we are unable, or it is not financially feasible, to mitigate the likelihood or potential impact of such events, or to manage effectively such events if they occur, there could be a material adverse effect on our business, financial condition or results of operations.

               The cost of the capital available to us and any limitations on our ability to access additional capital may have a material adverse effect on our business, financial condition or results of operations.

              We have a $400 million secured revolving credit facility, which matures on November 27, 2012, and under which borrowings accrue interest, at our option, at either (i) the base rate (the applicable prime lending rate of Bank of America Business Capital, as announced from time to time), or (ii) the one-month London Interbank Offered Rate, or LIBOR, plus 0.75%. As of July 31, 2010, our borrowing base, based on accounts receivable and inventory levels and described more completely below under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources", was $397.1 million, with remaining availability of $133.2 million. Assuming application of the net proceeds of this offering in accordance with the section below titled "Use of Proceeds", our remaining availability as of July 31, 2010 would have been $253.4 million. We have a term loan agreement in the principal amount of $75 million secured by certain real property. The term loan is repayable over seven years based on a fifteen-year amortization schedule. Interest on the term loan accrues at one-month LIBOR plus 1.0%. As of July 31, 2010, $51.8 million was outstanding under the term loan agreement.

              In order to maintain our profit margins, we rely on strategic investment buying initiatives, such as discounted bulk purchases, which require spending significant amounts of working capital up front to purchase products that we will sell over a multi-month time period. In the event that our cost of capital increases, such as during a period in which we are not in compliance with the fixed charge coverage ratio covenants under our revolving credit facility and our term loan agreement, or our ability to borrow funds or raise equity capital is limited, we could suffer reduced profit margins and be unable to grow our business organically or through acquisitions, which could have a material adverse effect on our business, financial condition or results of operations.

               Our debt agreements contain restrictive covenants that may limit our operating flexibility.

              Our debt agreements contain financial covenants and other restrictions that limit our operating flexibility, limit our flexibility in planning for or reacting to changes in our business and make us more vulnerable to economic downturns and competitive pressures. Our indebtedness could have significant negative consequences, including:

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing;

  •
  limiting our flexibility in planning for or reacting to changes in our business and the industry in which we compete; and

  •
  placing us at a competitive disadvantage compared to competitors with less leverage or better access to capital resources.

              In addition, each of our credit facility and term loan requires that we comply with various financial tests and imposes certain restrictions on us, including among other things, restrictions on our ability to incur additional indebtedness, create liens on assets, make loans or investments or pay dividends. Failure to comply with these covenants could have an adverse affect on our business, financial condition or results of operations.

               Our operating results are subject to significant fluctuations.

              Our operating results may vary significantly from period to period due to:

  •
  demand for our products, including as a result of seasonal fluctuations;

  •
  changes in our operating expenses, including fuel and insurance expenses;

  •
  management's ability to execute our business and growth strategies;

  •
  changes in customer preferences, including levels of enthusiasm for health, fitness and environmental issues;

  •
  fluctuation of natural product prices due to competitive pressures;

  •
  personnel changes;

  •
  general economic conditions;

  •
  supply shortages, including a lack of an adequate supply of high-quality agricultural products due to poor growing conditions, natural disasters or otherwise;

  •
  volatility in prices of high-quality agricultural products resulting from poor growing conditions, natural disasters or otherwise; and

  •
  future acquisitions, particularly in periods immediately following the consummation of such acquisition transactions while the operations of the acquired businesses are being integrated into our operations.

              Due to the foregoing factors, we believe that period-to-period comparisons of our operating results may not necessarily be meaningful and that such comparisons cannot be relied upon as indicators of future performance.

               We are subject to significant governmental regulation.

              Our business is highly regulated at the federal, state and local levels and our products and distribution operations require various licenses, permits and approvals. In particular:

  •
  the products that we distribute in the United States are subject to inspection by the U.S. Food and Drug Administration;

  •
  our warehouse and distribution facilities are subject to inspection by the U.S. Department of Agriculture and state health authorities; and

  •
  the U.S. Department of Transportation and the U.S. Federal Highway Administration regulate our U.S. trucking operations.

              Our Canadian operations are similarly subject to extensive regulation, including the French and English dual labeling requirements applicable to products that we distribute in Canada. The loss or revocation of any existing licenses, permits or approvals or the failure to obtain any additional licenses, permits or approvals in new jurisdictions where we intend to do business could have a material adverse effect on our business, financial condition or results of operations. In addition, as a distributor and manufacturer of natural, organic, and specialty foods, we are subject to increasing governmental scrutiny of and public awareness regarding food safety and the sale, packaging and marketing of natural and organic products. Compliance with these laws may impose a significant burden on our operations. If we were to manufacture or distribute foods that are or are perceived to be contaminated, any resulting product recalls, such as the peanut-related recall in January 2009 and egg recall in August 2010, could have an adverse effect on our business, financial condition or results of operations. Additionally, concern over climate change, including the impact of global warming, has led to significant U.S. and international legislative and regulatory efforts to limit greenhouse gas, or GHG, emissions. Increased regulation regarding GHG emissions, especially diesel engine emissions, could impose substantial costs on us. These costs include an increase in the cost of the fuel and other energy we purchase and capital costs associated with updating or replacing our vehicles prematurely. Until the timing, scope and extent of such regulation becomes known, we cannot predict its effect on our results of operations. It is reasonably possible, however, that such regulation could impose material costs on us which we may be unable to pass on to our customers.

               Product liability claims could have an adverse effect on our business.

              Like any other distributor and processor of food and supplements, we face an inherent risk of exposure to product liability claims if the products we manufacture or sell cause injury or illness. We may be subject to liability, which could be substantial, because of actual or alleged contamination in products manufactured or sold by us, including products sold by companies before we acquired them. We have, and the companies we have acquired have had, liability insurance with respect to product liability claims. This insurance may not continue to be available at a reasonable cost or at all, and may not be adequate to cover product liability claims against us or against companies we have acquired. We generally seek contractual indemnification from manufacturers, but any such indemnification is limited, as a practical matter, to the creditworthiness of the indemnifying party. If we or any of our acquired companies do not have adequate insurance or contractual indemnification available, product liability claims and costs associated with product recalls, including a loss of business, could have a material adverse effect on our business, financial condition or results of operations.

               We are dependent on a number of key executives.

              Management of our business is substantially dependent upon the services of certain key management employees. Loss of the services of any officers or any other key management employee could have a material adverse effect on our business, financial condition or results of operations.

               Union-organizing activities could cause labor relations difficulties.

              As of July 31, 2010 we had approximately 6,500 full and part-time employees. An aggregate of approximately 5.4% of our total employees, or approximately 350 of the employees at our Auburn, Washington, Edison, New Jersey, Iowa City, Iowa and Leicester, Massachusetts facilities, are covered by collective bargaining agreements. The Edison, New Jersey, Auburn, Washington, Leicester, Massachusetts and Iowa City, Iowa agreements expire in June 2011, February 2012, March 2013 and June 2011, respectively. We have in the past been the focus of union-organizing efforts. Most recently, on June 8, 2010, the National Labor Relations Board issued a certification of representative notice to us with respect to our Dayville, Connecticut drivers, resulting from an election there in late May 2010. Currently, our management and the union representing the Dayville, Connecticut drivers are engaged in negotiations of a collective bargaining agreement. As we increase our employee base and broaden our distribution operations to new geographic markets, our increased visibility could result in increased or expanded union-organizing efforts. Although we have not experienced a work stoppage to date, if additional employees were to unionize or we are not successful in reaching agreement with these employees, we could be subject to work stoppages and increases in labor costs, either of which could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to this Offering and Ownership of Our Common Stock

               This offering is expected to be dilutive.

              Giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share for the year ending July 30, 2011. The actual amount of dilution cannot be determined at this time and will be based on numerous factors.

               Future sales or issuances of our common stock may cause the market price of our common stock to decline.

              The sale of substantial amounts of our common stock, whether directly by us or in the secondary market, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could, in turn, materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue in the future capital stock or other equity securities that have rights or preferences that are senior to those of our common stock which could cause the value of our common stock to decline.

               The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the Nasdaq Global Select Market.

              The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the Nasdaq Global Select Market. These conditions may result in volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and sales of substantial amounts of our common stock in the market, in each case being unrelated or disproportionate to changes in our operating performance. The overall weakness in the economy has recently contributed to the extreme volatility of the markets, including the market price of our common stock.

               We do not intend to pay, and we are currently restricted from paying, dividends on our common stock and, consequently, your opportunity to achieve a return on your investment may be limited to the amount that the price of our stock appreciates.

              We do not plan to declare dividends on shares of our common stock in the foreseeable future. Additionally, the terms of our existing revolving credit facility restrict us from making any cash dividends unless certain conditions and financial tests are met. Consequently, your opportunity to achieve a return on your investment in us may be limited to any increases in the market price of our common stock, which may not occur, and the sale of your shares at that increased stock price. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

               Volatility in capital markets could materially and adversely impact us.

              The capital markets have been experiencing volatility and disruption, which has made it more difficult to raise capital. This market turmoil, along with tightening of credit, has also led to an increased lack of consumer confidence and widespread reduction of business activity generally, which may adversely impact us. The volatility in capital markets may also have a material adverse effect on the market value of our common stock.

               The market price for our common stock may be volatile.

              In recent periods, there has been significant volatility in the market price of our common stock. In addition, the market price of our common stock could fluctuate substantially in the future in response to a number of factors, including the following:

  •
  our quarterly operating results or the operating results of other distributors of organic or natural food and non-food products and of supernatural chains and conventional supermarkets and other of our customers;

  •
  changes in general conditions in the economy, the financial markets or the organic or natural food and non-food product distribution industries;

  •
  changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

  •
  announcements by us or our competitors of significant acquisitions;

  •
  increases in labor, energy, fuel costs or the costs of food products;

  •
  natural disasters, severe weather conditions or other developments affecting us or our competitors;

  •
  publication of research reports about us or the organic or natural food and non-food product distribution industries generally;

  •
  changes in market valuations of similar companies;

  •
  additions or departures of key management personnel;

  •
  actions by institutional stockholders; and

  •
  speculation in the press or investment community.

              In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

               You should consider the U.S. federal income tax consequences of owning our securities.

              There are risks associated with the U.S. federal income tax consequences of owning our securities. Because the tax consequences of owning our securities are complex and certain tax consequences may differ depending on the holder's particular tax circumstances, each potential investor should consult with and rely on its own tax adviser about the tax consequences. In addition, there can be no assurance that the U.S. federal income tax treatment currently applicable to owning our securities will not be modified by legislative, administrative, or judicial action that may have a retroactive effect. No representation or warranty of any kind is made with respect to the acceptance by the Internal Revenue Service or any court of law regarding the treatment of any item of income, deduction, gain, loss or credit by an investor on its tax return.

               If a change in control is delayed or prevented, the market price for our common stock could be negatively affected.

              Provisions in our corporate documents and in agreements that we have with certain of our executive officers, as well as certain federal and state regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our common stock may not rise to the level of other companies that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our certificate of incorporation also will make it more difficult for an outside stockholder to remove our current board of directs or management.

              Moreover, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which generally prohibits a shareholder who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the shareholder acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in the manner prescribed under Section 203 of the DGCL.

              The existence of the foregoing provisions or statutory protections could limit the price that investors might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

              After deducting the underwriting discount and the other estimated expenses of this offering payable by us, we expect net proceeds from this offering of approximately $120.2 million (or approximately $138.4 million if the underwriters' overallotment option is exercised in full) based on the public offering price of $33.00 per share.

              We intend to use the net proceeds we receive from this offering to repay a portion of the outstanding borrowings under our revolving credit facility, without a corresponding reduction in the commitment thereunder. We may reborrow the amount repaid at any time, subject to compliance with the terms of the credit agreement. Upon completion of this offering, the remaining undrawn borrowing capacity under our revolving credit facility as of July 31, 2010 would have been approximately $253.4 million. As of July 31, 2010, we had $242.6 million of debt outstanding under our revolving credit facility at a weighted average effective interest rate of 1.20% per year at that date with a maturity date of November 27, 2012.

              Certain underwriters participating in this offering, or affiliates of those underwriters, are lenders under our revolving credit facility and, accordingly, will receive a portion of the net proceeds of this offering by reason of the repayment of a portion of our outstanding borrowings under our revolving credit facility. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

              Our common stock is traded on the Nasdaq Global Select Market under the symbol "UNFI." The following table sets forth, for the fiscal periods indicated, the high and low sale prices per share of our common stock on the Nasdaq Global Select Market:

	High	Low
Fiscal 2011
First Quarter (through September 30, 2010)	$36.35	$32.97
Fiscal 2010
First Quarter	$28.28	$23.03
Second Quarter	29.35	23.29
Third Quarter	31.35	24.71
Fourth Quarter	35.12	28.92
Fiscal 2009
First Quarter	$28.70	$16.57
Second Quarter	22.75	15.46
Third Quarter	24.10	12.83
Fourth Quarter	27.52	21.86

              On September 24, 2010, we had approximately 90 stockholders of record. The number of record holders may not be representative of the number of beneficial holders of our common stock because depositories, brokers or other nominees hold many shares. On September 30, 2010, the closing sale price for our common stock was $33.12 per share, as reported on the Nasdaq Global Select Market.

              We have never declared or paid any cash dividends on our capital stock. We anticipate that all of our earnings in the foreseeable future will be retained to finance the continued growth and development of our business and we have no current intention to pay cash dividends. Our future dividend policy will depend on our earnings, capital requirements and financial condition, requirements of the financing agreements to which we are then a party and other factors considered relevant by our board of directors. Further, we are limited under the terms of our revolving credit facility and term loan from paying dividends unless we provide prior notice to the lenders thereunder and (i) are in compliance with the financial covenants contained therein both prior to and after giving effect to the dividend; (ii) our availability under the revolving credit facility immediately prior to and after giving effect to the dividend is equal to or in excess of 20% of our borrowing base thereunder; and (iii) no default or event of default exists under either the revolving credit facility or term loan before or after giving effect to the dividend.

CAPITALIZATION

              The following table shows our cash and cash equivalents and our total capitalization at July 31, 2010:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect our sale of 3,850,000 shares of common stock in this offering, our receipt of $120.2 million in estimated proceeds therefrom after deducting the underwriting discount and the estimated $450,000 of expenses payable by us and our use of the net proceeds from this offering to pay down a portion of the outstanding borrowings under our revolving credit facility, as described under "Use of Proceeds."

	July 31, 2010
	(in thousands, except per share data)
	Actual	(As Adjusted)
Cash and cash equivalents	$13,802	$13,802

Short-term obligations:
Notes payable(1)	242,570	122,322
Current portion of long-term debt	5,033	5,033
Long-term obligations:
Long-term debt, excluding current portion	48,433	48,433
Stockholders' equity:
Preferred Stock, $0.01 par value; authorized 5,000 shares; none issued or outstanding	—	—
Common Stock, $0.01 par value, authorized 100,000 shares; 43,558 issued and 43,531 outstanding shares on an actual basis and 47,408 issued and 47,381 outstanding shares on an as adjusted basis(2)	435	474
Additional paid in capital	188,727	308,936
Treasury stock	(708)	(708)
Unallocated shares of Employee Stock Ownership Plan	(713)	(713)
Accumulated other comprehensive loss	(1,155)	(1,155)
Retained earnings	443,861	443,861

Total stockholders' equity	630,447	750,695

Total capitalization	$926,483	$926,483

(1)
Although presented as short-term obligations, our revolving credit facility extends until November 27, 2012.

(2)
Excludes, as of July 31, 2010, 1,571,322 shares of common stock issuable upon exercise of outstanding stock options and underlying restricted stock units.

SELECTED CONSOLIDATED FINANCIAL DATA

              The selected consolidated financial data presented below are derived from our consolidated financial statements, which have been audited by KPMG LLP, our independent registered public accounting firm. The historical results are not necessarily indicative of results to be expected for any future period. The following selected consolidated financial data should be read in conjunction with and is qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement and our consolidated financial statements as of the years ended 2009 and 2010 and for the years ended 2008, 2009 and 2010, including the notes thereto, included in our Annual Report on Form 10-K which is incorporated by reference herein.

              All of the fiscal years shown below had 52 weeks, except that the fiscal year ending August 2, 2008 had 53 weeks. As a result, some of the variations reflected in the following data may be attributed to the different lengths of the fiscal years.

Consolidated Statement of Income Data:(1)	July 31, 2010	August 1, 2009	August 2, 2008	July 28, 2007	July 29, 2006
	(In thousands, except per share data)
Net sales	$3,757,139	$3,454,900	$3,365,857	$2,754,280	$2,433,594
Cost of sales	3,060,208	2,794,419	2,731,965	2,244,702	1,967,684

Gross profit	696,931	660,481	633,892	509,578	465,910
Operating expenses	582,029	550,560	541,413	415,337	385,982
Impairment on assets held for sale	—	—	—	756	—

Total operating expenses	582,029	550,560	541,413	416,093	385,982

Operating income	114,902	109,921	92,479	93,485	79,928
Other expense (income):
Interest expense	5,845	9,914	16,133	12,089	11,210
Interest income	(247)	(450)	(768)	(975)	(297)
Other, net	(2,698)	275	(82)	156	(381)

Total other expense	2,900	9,739	15,283	11,270	10,532

Income before income taxes	112,002	100,182	77,196	82,215	69,396
Provision for income taxes	43,681	40,998	28,717	32,062	26,119

Net income	$68,321	$59,184	$48,479	$50,153	$43,277

Per share data—Basic:
Net income	$1.58	$1.38	$1.14	$1.18	$1.04

Weighted average basic shares of common stock	43,184	42,849	42,690	42,445	41,682

Per share data—Diluted:
Net income	$1.57	$1.38	$1.13	$1.17	$1.02

Weighted average diluted shares of common stock	43,425	42,993	42,855	42,786	42,304

Consolidated Balance Sheet Data:	July 31, 2010	August 1, 2009	August 2, 2008	July 28, 2007	July 29, 2006
	(In thousands)
Working capital	$194,190	$169,053	$110,897	$216,518	$182,931
Total assets	1,250,799	1,058,550	1,084,483	800,898	704,551
Total long term debt and capital leases, excluding current portion	48,433	53,858	58,485	65,067	59,716
Total stockholders' equity	$630,447	$544,472	$480,050	$426,795	$363,474

(1)
Includes the effect of acquisitions from the date of acquisition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

              We believe we are the leading national distributor of natural, organic and specialty foods and non-food products in the United States and Canada. We carry more than 60,000 high-quality natural, organic and specialty foods and non-food products, consisting of national brands, regional brands, private label and master distribution products, in six product categories: grocery and general merchandise, produce, perishables and frozen foods, nutritional supplements and sports nutrition, bulk and food service products and personal care items. We serve more than 23,000 customer locations primarily located across the United States and Canada, the majority of which can be classified into one of the following categories: independently owned natural products retailers, which include buying clubs; supernatural chains, which consist solely of Whole Foods Market; conventional supermarkets, which include mass market chains; and other which includes foodservice and international.

              Our operations are comprised of three principal operating divisions. These operating divisions are:

  •
  our wholesale division, which includes our broadline natural and organic distribution business, UNFI Specialty, which is our specialty distribution business, Albert's Organics, Inc., or Albert's, which is a leading distributor of organically grown produce and perishable items, and Select Nutrition, which distributes vitamins, minerals and supplements;

  •
  our retail division, consisting of the Natural Retail Group, Inc., or NRG, which operates our 12 natural products retail stores within the United States; and

  •
  our manufacturing division, consisting of Woodstock Farms Manufacturing, which specializes in the importation, roasting, packaging and distribution of nuts, dried fruit, seeds, trail mixes, granola, natural and organic snack items, and confections, and our Blue Marble Brands product lines.

              In recent years, our sales to existing and new customers have increased through the continued growth of the natural and organic products industry in general; increased market share through our high quality service and a broader product selection, including specialty products, and the acquisition of, or merger with, natural and specialty products distributors; the expansion of our existing distribution centers; the construction of new distribution centers; and the development of our own line of natural and organic branded products. Through these efforts, we believe that we have been able to broaden our geographic penetration, expand our customer base, enhance and diversify our product selections and increase our market share.

              We have been the primary distributor to Whole Foods Market, for more than 12 years. Effective June 2, 2010, we amended our distribution agreement with Whole Foods Market to extend the term of the agreement for an additional seven years. Under the terms of the amended agreement, we will continue to serve as the primary wholesale natural grocery distributor to Whole Foods Market in its United States regions where we were serving as the primary distributor at the time of the amendment. The amendment extended the expiration date of the agreement from September 25, 2013 to September 25, 2020. On July 28, 2010, we announced that we had entered into an asset purchase agreement under which we have agreed to acquire certain distribution and related assets of Whole Foods Market Distribution, Inc. previously used in their self-distribution of non-perishables in their Rocky Mountain and Southwest regions, and have undertaken to become the primary distributor in these regions. In late September 2010, we consummated the portion of this transaction related to the Southwest region. Consummation of the portion of the transaction related to the Rocky Mountain region is subject to certain customary closing conditions, and is expected to occur in early October 2010. Following the closing of this transaction, we will serve as the primary distributor to Whole Foods

Market in all of its regions in the United States. In 2007, our relationship with Whole Foods Market was expanded to cover the former Wild Oats Markets stores retained by Whole Foods Market following Whole Foods Market's merger with Wild Oats Markets. We had served as the primary distributor of natural and organic foods and non-food products to Wild Oats Market prior to the merger. Whole Foods Market accounted for approximately 35% and 33% of our net sales for the years ended July 31, 2010 and August 1, 2009, respectively.

              On June 11, 2010, we acquired the SDG assets of SunOpta through our wholly-owned subsidiary, UNFI Canada for cash consideration of $65.8 million. With the acquisition, we became the largest distributor of natural, organic and specialty foods, including kosher foods, in Canada. This was a strategic acquisition as UNFI Canada provides us with an immediate platform for growth in the Canadian market.

              On November 2, 2007, we acquired DHI for total cash consideration of $85.5 million, consisting of the $84.0 million purchase price and $1.5 million of related transaction fees, subject to certain adjustments set forth in the merger agreement. UNFI Specialty operates distribution centers located in Massachusetts and Arkansas, with customers throughout the United States. Through UNFI Specialty's two distribution centers, which provide approximately 1.4 million square feet of warehouse space, as well as our broadline distribution centers where we have integrated specialty products, we distribute specialty food items (including ethnic, kosher, gourmet, organic and natural foods), health and beauty care items and other non-food items. We believe that the acquisition of DHI accomplished certain of our strategic objectives, including accelerating our expansion into a number of high-growth business segments and establishing immediate market share in the fast-growing specialty foods market. Due to our expansion into specialty foods, we gained new business with a number of conventional supermarkets during fiscal 2010. We believe that UNFI Specialty's customer base enhances our conventional supermarket business channel and that our complementary product lines continue to present opportunities for cross-selling.

              In order to maintain our market leadership and improve our operating efficiencies, we seek to continually:

  •
  expand our marketing and customer service programs across regions;

  •
  expand our national purchasing opportunities;

  •
  offer a broader product selection;

  •
  offer operational excellence with high service levels and a higher percentage of on-time deliveries;

  •
  centralize general and administrative functions to reduce expenses;

  •
  consolidate systems applications among physical locations and regions;

  •
  increase our investment in people, facilities, equipment and technology;

  •
  integrate administrative and accounting functions; and

  •
  reduce the geographic overlap between regions.

              Our continued growth has allowed us to expand our existing facilities and open new facilities to achieve increasing operating efficiencies. We have made significant capital expenditures and incurred considerable expenses in connection with the opening and expansion of our facilities. We have increased our distribution capacity to approximately 7.6 million square feet. We opened our Sarasota, Florida warehouse in the first quarter of fiscal 2008 in order to reduce the geographic area served by our Atlanta, Georgia facility. Our 237,000 square foot distribution center in Ridgefield, Washington commenced operations in December 2007 and serves as a regional distribution hub for customers in

Portland, Oregon and other Northwest markets. Our 613,000 square foot distribution center in Moreno Valley, California commenced operations in September 2008 and serves our customers in Southern California, Arizona, Southern Nevada, Southern Utah, and Hawaii. Our newly leased, 675,000 square foot distribution center in York, Pennsylvania, commenced operations in January 2009, and replaces our New Oxford, Pennsylvania facility serving customers in New York, New Jersey, Pennsylvania, Delaware, Maryland, Ohio, Virginia, and West Virginia. In April 2009, we successfully relocated our UNFI Specialty distribution facility in East Brunswick, New Jersey to the York, Pennsylvania distribution center, creating our first fully integrated facility offering a full assortment of natural, organic, and specialty foods. Finally, in July 2010, we commenced operations at a new facility in Lancaster, Texas, which began shipping to customers throughout the Southwestern United States, including Texas, Oklahoma, New Mexico, Arkansas and Louisiana in late September 2010.

              Our net sales consist primarily of sales of natural, organic and specialty products to retailers, adjusted for customer volume discounts, returns and allowances. Net sales also consist of amounts charged by us to customers for shipping and handling and fuel surcharges. The principal components of our cost of sales include the amounts paid to manufacturers and growers for product sold, plus the cost of transportation necessary to bring the product to our distribution facilities. Cost of sales also includes amounts incurred by us at our manufacturing subsidiary, Woodstock Farms Manufacturing, for inbound transportation costs and depreciation for manufacturing equipment, offset by consideration received from suppliers in connection with the purchase or promotion of the suppliers' products. Our gross margin may not be comparable to other similar companies within our industry that may include all costs related to their distribution network in their costs of sales rather than as operating expenses. We include purchasing and outbound transportation expenses within our operating expenses rather than in our cost of sales. Total operating expenses include salaries and wages, employee benefits (including payments under our Employee Stock Ownership Plan), warehousing and delivery, selling, occupancy, insurance, administrative, share-based compensation, depreciation and amortization expense. Other expenses (income) include interest on our outstanding indebtedness, interest income and miscellaneous income and expenses. In fiscal 2010, other expense (income) includes a gain of $2.8 million recorded by the Company in the fourth quarter upon settlement of the forward contract entered into by the Company to swap U.S. dollars for Canadian dollars in connection with the purchase of the SDG assets.

Critical Accounting Policies

              The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The SEC has defined critical accounting policies as those that are both most important to the portrayal of our financial condition and results and require our most difficult, complex or subjective judgments or estimates. Based on this definition, we believe our critical accounting policies are: (i) determining our allowance for doubtful accounts, (ii) determining our reserves for the self-insured portions of our workers' compensation and automobile liabilities and (iii) valuing goodwill and intangible assets. For all financial statement periods presented, there have been no material modifications to the application of these critical accounting policies.

    Allowance for doubtful accounts

              We analyze customer creditworthiness, accounts receivable balances, payment history, payment terms and historical bad debt levels when evaluating the adequacy of our allowance for doubtful accounts. In instances where a reserve has been recorded for a particular customer, future sales to the customer are conducted using either cash-on-delivery terms, or the account is closely monitored so that as agreed upon payments are received, orders are released; a failure to pay results in held or cancelled orders. Our accounts receivable balance was $217.1 million and $179.5 million, net of the allowance for doubtful accounts of $6.3 million and $7.0 million, as of July 30, 2010 and August 1, 2009, respectively.

Our notes receivable balances were $3.3 million and $4.0 million, net of the allowance for doubtful accounts of $1.4 million and $1.9 million, as of July 31, 2010 and August 1, 2009, respectively.

    Insurance reserves

              It is our policy to record the self-insured portions of our workers' compensation and automobile liabilities based upon actuarial methods of estimating the future cost of claims and related expenses that have been reported but not settled, and that have been incurred but not yet reported. Any projection of losses concerning workers' compensation and automobile liability is subject to a considerable degree of variability. Among the causes of this variability are unpredictable external factors affecting litigation trends, benefit level changes and claim settlement patterns. If actual claims incurred are greater than those anticipated, our reserves may be insufficient and additional costs could be recorded in our consolidated financial statements. Accruals for workers' compensation and automobile liabilities totaled $15.9 million and $14.7 million as of July 31, 2010 and August 1, 2009, respectively.

    Valuation of goodwill and intangible assets

              We are required to test goodwill for impairment at least annually, and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have elected to perform our annual tests for indications of goodwill impairment during the fourth quarter of each fiscal year. Based on future expected cash flows, we test for goodwill impairment at the reporting unit level. Our reporting units are at or one level below the operating segment level. The goodwill impairment analysis is a two-step test. The first step, used to identify potential impairment, involves comparing each reporting unit's estimated fair value to its carrying value, including goodwill. Each reporting unit regularly prepares discrete operating forecasts and uses these forecasts as the basis for the assumptions used in the discounted cash flow analysis. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. If required, the second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated potential impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess.

              As of July 31, 2010, our annual assessment of each of our reporting units indicated that no impairment of goodwill existed as the fair value of each reporting unit exceeded its carrying value. Approximately 91% of our goodwill is within our wholesale reporting unit. For the wholesale reporting unit, the fair value was more than 50% in excess of its carrying value, and none of our reporting units were considered to be at risk of failing step one of the impairment test. Total goodwill as of July 31, 2010 and August 1, 2009 was $186.9 million and $164.3 million, respectively.

              Intangible assets with indefinite lives are tested for impairment at least annually and between annual tests if events occur or circumstances change that would indicate that the value of the asset may be impaired. Impairment is measured as the difference between the fair value of the asset and its carrying value. As of our most recent annual impairment test, the fair value of each of our indefinite lived intangible assets was in excess of its carrying value. Our most significant indefinite-lived intangible asset represents approximately 59% of our total indefinite-lived intangible assets and its fair value was approximately 69% in excess of its carrying value. One of our indefinite-lived intangible assets, which represents approximately 2% of our total indefinite-lived intangible assets, had a fair value of less than 10% in excess of its carrying value. The projections used in the impairment assessments for this asset assume sales growth of approximately 5% per year, gross margin improvements of approximately 10% over the five year projection and operating expenses which represent a slight improvement over current levels as a percentage of sales. Total indefinite lived intangible assets as of July 31, 2010 and August 1, 2009 were $28.8 million and $27.4 million, respectively.

              Intangible assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Cash flows expected to be generated by the related assets are estimated over the asset's useful life based on updated projections. If the evaluation indicates that the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow model. There have been no events or changes in circumstances indicating that the carrying value of our finite-lived intangibles are not recoverable during 2010. Total finite-lived intangible assets as of July 31, 2010 and August 1, 2009 were $21.4 million and $10.9 million, respectively.

              The assessment of the recoverability of goodwill and intangible assets will be impacted if estimated future cash flows are not achieved.

Results of Operations

              The following table presents, for the periods indicated, certain income and expense items expressed as a percentage of net sales:

	Year ended
	July 31, 2010	August 1, 2009	August 2, 2008
Net sales	100.0%	100.0%	100.0%
Cost of sales	81.5%	80.9%	81.2%

Gross profit	18.5%	19.1%	18.8%

Operating expenses	15.4%	15.9%	16.1%
Impairment on assets held for sale	0.0%	0.0%	0.0%

Total operating expenses	15.4%*	15.9%	16.1%

Operating income	3.1%	3.2%	2.7%

Other expense (income):
Interest expense	0.2%	0.3%	0.5%
Interest income	0.0%	0.0%	0.0%
Other, net	(0.1%)	0.0%	0.0%

Total other expense	0.1%	0.3%	0.5%

Income before income taxes	3.0%	2.9%	2.3%*
Provision for income taxes	1.2%	1.2%	0.9%

Net income	1.8%	1.7%	1.4%

*
Total reflects rounding

              Note: Our 2008 fiscal year included 53 weeks of operations while our 2009 and 2010 fiscal years included 52 weeks of operations.

Fiscal year ended July 31, 2010 compared to fiscal year ended August 1, 2009

    Net Sales

              Our net sales for the fiscal year ended July 31, 2010 increased approximately 8.7%, or $302.2 million, to a record $3.8 billion from $3.5 billion for the year ended August 1, 2009. This increase was primarily due to organic growth (sales growth excluding the impact of acquisitions) in our wholesale division of $283.3 million. Our organic growth is due to the continued growth of the natural products industry in general, increased market share as a result of our focus on service and value added services, and the opening of new, and expansion of existing, distribution centers, which allow us to carry a broader selection of products. In addition to net sales growth attributable to our organic growth, we also benefited from the inclusion of $22.1 million in sales from our acquisition of UNFI Canada during the fourth quarter of fiscal 2010. Our improvement in net sales also reflected year over year improvement in sales of our specialty products, which had been negatively affected by the difficult economic environment present throughout our 2009 fiscal year. In addition, we believe that the integration of our specialty business in certain of our markets has allowed us to attract customers that we would not have been able to attract without that business as many customers seek a single source for their natural, organic and specialty products.

              Our net sales by customer type for the years ended July 31, 2010 and August 1, 2009 were as follows (in millions):

Customer Type	2010 Net Sales	% of Total Net Sales	2009 Net Sales	% of Total Net Sales
Independently owned natural products retailers	$1,506	40%	$1,445	42%
Supernatural chains	$1,317	35%	$1,143	33%
Conventional supermarkets	$771	21%	$691	20%
Other	$163	4%	$176	5%

Total	$3,757	100%	$3,455	100%

              Net sales to Whole Foods Market for the year ended July 31, 2010 increased by approximately $174 million or 15.2% and accounted for approximately 35% and 33% of our total net sales for the years ended July 31, 2010 and August 1, 2009, respectively. Whole Foods Market is our only supernatural chain customer following its acquisition of Wild Oats Markets in August 2007. We continue to sell to the Henry's and Sun Harvest locations that were divested by Whole Foods Market when it acquired Wild Oats Markets, and these sales are classified in the conventional supermarket channel. The increase in sales to Whole Foods Market is primarily due to increases in same-store sales.

              Net sales to conventional supermarkets for the year ended July 31, 2010 increased by approximately $80 million, or 11.6% from fiscal 2009 and represented approximately 21% of total net sales in fiscal 2010 compared to 20% in fiscal 2009. The increase in net sales to conventional supermarkets is primarily due to several large new customers that we began servicing during the year based on our consolidated market strategy of natural, organic and specialty from one supplier, as well as $10.2 million of net sales to conventional supermarkets by UNFI Canada.

              Net sales to our independent retailer channel increased by $61 million, or 4.2% during the year ended July 31, 2010 compared to the year ended August 1, 2009. While net sales in this channel have increased, they have grown at a slower rate than net sales in our supernatural and conventional supermarket channels, and therefore represent a lower percentage of our total net sales.

              Other net sales, which include sales to foodservice and international, decreased by approximately $13 million or 7.4% during the year ended July 31, 2010 and accounted for approximately 4% of total net sales compared to 5% of total net sales for the year ended August 1, 2009.

              During the second half of fiscal 2010 we began to see steady improvement in our net sales and a reduction in the volatility of net sales, as compared to what we experienced throughout our 2009 fiscal year. As we continue to aggressively pursue new customers and as economic conditions continue to stabilize, we expect net sales for fiscal 2011 to improve over fiscal 2010 in both our organic line and our specialty line. We believe that this projected sales growth will come from both sales to new customers and an increase in the number of products that we sell to existing customers. We expect that most of this growth will occur in our lower gross margin supernatural and conventional supermarket channels, including the impact of becoming Whole Foods Market's primary distributor in its Southwest and Rocky Mountain regions. Although sales to these customers typically generate lower gross margins than sales to customers within our independent retailer channel, they also carry a lower average cost to serve than sales to our independent customers. We believe that the integration of our specialty business in certain of our markets has allowed us to attract customers that we would not have been able to attract without that business as many customers seek a single source for their natural, organic and specialty products. We also believe that our further integration of the specialty business in our markets will continue to allow us to pursue a broader array of customers.

    Gross Profit

              Our gross profit increased approximately 5.5%, or $36.4 million, to $696.9 million for the year ended July 31, 2010, from $660.5 million for the year ended August 1, 2009. Our gross profit as a percentage of net sales was 18.5% for the year ended July 31, 2010 and 19.1% for the year ended August 1, 2009. The change in gross profit as a percentage of net sales is primarily due to the change in the mix of net sales by channel during 2010 compared to 2009. In addition, gross profit as a percentage of net sales during the year ended August 1, 2009 was positively impacted by fuel surcharge revenues and sales of our branded product lines.

              Our gross profits are generally higher on net sales to independently owned retailers and lower on net sales in the conventional supermarket and the supernatural channels. For the year ended July 31, 2010 approximately $255 million of our total net sales growth was from increased net sales in the conventional supermarket and supernatural channels, while net sales growth from the independent and other channels was approximately $47 million. As a result, approximately 56% of our total net sales in fiscal 2010 were to the conventional supermarket and supernatural channels compared to approximately 53% in fiscal 2009. This change in sales mix from 2009 to 2010 resulted in lower gross profits as a percentage of sales during 2010. We anticipate net sales growth in the conventional supermarket and supernatural channels will continue to outpace growth in the independent and other channels.

              We expect that our expansion with Whole Foods Market, both as a result of organic growth and as a result of becoming their primary distributor in their Rocky Mountain and Southwest regions, and our opportunities in the conventional supermarket channel will continue to generate lower gross profit percentages than our historical rates. We will seek to fully offset these reductions in gross profit percentages by reducing our operating expenses as a percent of net sales primarily through improved efficiencies in our supply chain and improvements to our IT infrastructure.

    Operating Expenses

              Our total operating expenses increased approximately 5.7%, or $31.4 million, to $582.0 million for the year ended July 31, 2010, from $550.6 million for the year ended August 1, 2009. The increase in total operating expenses for the year ended July 31, 2010 was primarily due to higher sales volume along with ramp-up costs for on-boarding of certain new customers. Our operating expenses in fiscal

2010 also include approximately $5.2 million in operating expenses for UNFI Canada since the date of acquisition as well as approximately $1.0 million in transaction expenses directly related to the acquisition of the SDG assets from SunOpta. In addition, operating expenses for the year ended July 31, 2010 include severance charges of $0.7 million related to the departure of two former senior officers, expenses of $1.3 million related to the closing of an underperforming retail location, an adjustment of $0.8 million to workers' compensation expense related to a prior year's acquisition, higher share-based compensation expenses, increases to health insurance expense and $1.8 million in labor and other start-up expenses related to our new distribution facility in Lancaster, Texas which should become fully operational in fiscal 2011. These increases were partially offset by on-going cost control measures and lower bad debt expenses in the current year of $1.1 million compared to $4.8 million for the prior year. Unallocated corporate expenses have increased $15.4 million during the year ended July 31, 2010 compared to the year ended August 1, 2009, primarily due to the continued development of a national platform across many functional areas.

              Total operating expenses for fiscal 2010 include share-based compensation expense of $8.1 million, compared to $5.5 million in fiscal 2009. Share-based compensation expense for the year ended July 31, 2010 includes approximately $1.0 million in expense related to the vesting of a performance share-based award granted to our Chief Executive Officer in November of 2008 related to certain financial goals for the period ended July 31, 2010. See Note 3 "Stock Option Plans" to our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data" of our annual report on Form 10-K, which is incorporated by reference herein.

              As a percentage of net sales, total operating expenses decreased to approximately 15.4% for the year ended July 31, 2010, from approximately 15.9% for the year ended August 1, 2009. The decrease in total operating expenses as a percentage of net sales was primarily attributable to the growth in the supernatural and conventional supermarket channels which in general have lower operating expenses, as well as expense control programs across all of our divisions. We were able to manage our fuel costs despite rising prices by locking in the price of a portion of our expected fuel usage, updating and revising existing routes to reduce miles traveled, reducing idle times and other similar measures. Our expansion into Lancaster, Texas, where our new leased facility commenced operations in July 2010 and began servicing customers in late September 2010, will further reduce our fuel costs as a percentage of net sales as we will be able to further reduce the number of miles traveled to serve our customers in Texas, Oklahoma, New Mexico, Arkansas and Louisiana who were primarily served from our facility in Denver, Colorado. We also expect that we will be able to continue to reduce our operating expenses as we continue the roll out of our supply chain initiatives including a national warehouse management and procurement system which was launched in the new Lancaster, Texas facility and is expected to be rolled out in all of our distribution centers by the end of 2012. During the year ended August 1, 2009, we incurred $7.2 million in labor, lease termination, and start-up expenses related to our then new distribution facilities in Moreno Valley, California and York, Pennsylvania and the closing of our East Brunswick, New Jersey facility.

    Operating Income

              Operating income increased approximately 4.5%, or $5.0 million, to $114.9 million for the year ended July 31, 2010, from $109.9 million for the year ended August 1, 2009. As a percentage of net sales, operating income was 3.1% for the year ended July 31, 2010 compared to 3.2% for the year ended August 1, 2009. The increase in operating income is attributable to the decrease in total operating expenses as a percentage of net sales during 2010 compared to 2009, offset by the decrease in gross profit as a percentage of net sales over the same period.

    Other Expense (Income)

              Other expense (income) decreased $6.8 million to $2.9 million for the year ended July 31, 2010, from $9.7 million for the year ended August 1, 2009. Interest expense for the year ended July 31, 2010 decreased to $5.8 million from $9.9 million in the year ended August 1, 2009. The decrease in interest expense was due primarily to lower average debt levels during the year as we managed our inventory balances, as well as the decrease in interest rates in 2010 compared to 2009. While average debt levels were lower in fiscal 2010 when compared to fiscal 2009, our debt level increased significantly in the fourth quarter of fiscal 2010 as we financed our purchase of the SDG assets from SunOpta with borrowings under our revolving credit facility. In connection with the expected purchase of the SDG assets, we entered into a forward contract to swap US dollars for Canadian dollars. During the fourth quarter of the fiscal year ended July 31, 2010, we recognized a gain of $2.8 million, which is recorded in other income, upon settlement of the contract. Interest income for the year ended July 31, 2010 decreased to $0.2 million from $0.5 million in the year ended August 1, 2009.

    Provision for Income Taxes

              Our effective income tax rate was 39.0% and 40.9% for the years ended July 31, 2010 and August 1, 2009, respectively. The decrease in the effective income tax rate for the year ended July 31, 2010 is primarily due to tax credits associated with the installation of hydrogen powered lift trucks in our Sarasota, Florida facility. The increase in the effective income tax rate for the year ended August 1, 2009 was primarily due to increases in state taxes. Our effective income tax rate in both fiscal years was also affected by share-based compensation for incentive stock options and the timing of disqualifying dispositions of certain share-based compensation awards. Certain incentive stock option expenses are not deductible for tax purposes unless a disqualifying disposition occurs. A disqualifying disposition occurs when the option holder sells shares within one year of exercising an incentive stock option and within two years of original grant. We receive a tax benefit in the period that the disqualifying disposition occurs. Our effective income tax rate will continue to be effected by the tax impact related to incentive stock options and the timing of tax benefits related to disqualifying dispositions. In fiscal 2011, we expect our effective tax rate to be in the range of 39.0% to 40.0%.

    Net Income

              Reflecting the factors described in more detail above, net income increased $9.1 million to $68.3 million, or $1.57 per diluted share, for the year ended July 31, 2010, compared to $59.2 million, or $1.38 per diluted share, for the year ended August 1, 2009.

Fiscal year ended August 1, 2009 compared to fiscal year ended August 2, 2008

    Net Sales

              Our net sales increased approximately 2.6%, or $89.0 million, to a record $3.5 billion for the year ended August 1, 2009, from $3.4 billion for the year ended August 2, 2008, which included an extra week. This increase was primarily due to organic growth (sales growth excluding the impact of acquisitions) in our wholesale distribution division of $82.9 million. Our organic growth is due to the continued growth of the natural products industry in general, increased market share as a result of our focus on service and added value services, and the opening of new, and expansion of existing, distribution centers, which allow us to carry a broader selection of products. In addition to net sales growth attributable to our organic growth, we also benefited from the inclusion of product sales from the three branded product lines we acquired during fiscal 2009. We acquired DHI on November 2, 2007, and therefore our results for the year ended August 2, 2008 include amounts attributable to this business for only approximately nine months.

              Our net sales by customer type for the years ended August 1, 2009 and August 2, 2008 were as follows (in millions):

Customer Type	2009 Net Sales	% of Total Net Sales	2008 Net Sales	% of Total Net Sales
Independently owned natural products retailers	$1,445	42%	$1,420	42%
Supernatural chains	$1,143	33%	$1,042	31%
Conventional supermarkets	$691	20%	$756	23%
Other	$176	5%	$148	4%

Total	$3,455	100%	$3,366	100%

              Whole Foods Market accounted for approximately 33% and 31% of our net sales for the years ended August 1, 2009 and August 2, 2008, respectively. Whole Foods Market is our only supernatural chain following its acquisition of Wild Oats Markets in August 2007. We continue to sell to the Henry's and Sun Harvest locations that were divested by Whole Foods Market when it acquired Wild Oats Markets, and these sales are classified in the conventional supermarket channel.

              Net sales to conventional supermarkets for the year ended August 1, 2009 decreased by approximately $65 million, or 8.6% from fiscal 2008 and represented approximately 20% of total net sales in fiscal 2009 compared to 23% in fiscal 2008. The decrease in sales to the conventional supermarket channel is the result of customer losses within UNFI Specialty that were in process before our acquisition of DHI.

              Net sales to our independent retailer channel increased by $25 million, or 1.8% during the year ended August 1, 2009 compared to the year ended August 2, 2008. While net sales in this channel have increased, they have grown at a slower rate than net sales in our supernatural and conventional supermarket channels.

              Other net sales, which include sales to foodservice and international, increased by approximately $28 million or 18.9% during the year ended August 1, 2009 and accounted for approximately 5% of total net sales compared to 4% of total net sales for fiscal 2008.

    Gross Profit

              Our gross profit increased approximately 4.2%, or $26.6 million, to $660.5 million for the year ended August 1, 2009, from $633.9 million for the year ended August 2, 2008. Our gross profit as a percentage of net sales was 19.1% for the year ended August 1, 2009 and 18.8% for the year ended August 2, 2008. Gross profit as a percentage of net sales during the year ended August 1, 2009 was positively impacted by sales from UNFI Specialty, fuel surcharge revenues of $8.2 million, and sales of our branded product lines.

              We continue to expect UNFI Specialty's full service supermarket model to generate a higher gross margin over the long-term in our core distribution business; however, we also expect to incur higher operating expenses in providing those services. Under this model, we provide services typically performed by supermarket employees to our customers, such as stocking shelves, placing sales orders and rotating out damaged and expired products. We expect this benefit will be offset in part by other conventional supermarket and supernatural business which does not require this full service model, and therefore provides a lower gross margin percentage.

    Operating Expenses

              Our total operating expenses increased approximately 1.7%, or $9.1 million, to $550.6 million for the year ended August 1, 2009, from $541.4 million for the year ended August 2, 2008. The increase in total operating expenses for the year ended August 1, 2009 was primarily due to increases of $7.1 million in information technology expenses, a $7.1 million increase in health insurance expenses, a $3.5 million increase in fixed asset depreciation and a $1.0 million increase in amortization expense related to certain of our intangibles resulting from the purchase of DHI, partially offset by expense control programs across all of the Company's divisions. We were able to partially offset the effect of rising fuel prices by increasing delivery sizes, improving route design and by opening new facilities which reduce the total distance traveled to customers.

              Total operating expenses for fiscal 2009 includes share-based compensation expense of $5.5 million, compared to $4.7 million in fiscal 2008. See Note 3 "Stock Option Plans" to our Consolidated Financial Statements included in "Item 8. Financial Statements and Supplementary Data" of our annual report on Form 10-K, which is incorporated by reference herein.

              As a percentage of net sales, total operating expenses decreased to approximately 15.9% for the year ended August 1, 2009, from approximately 16.1% for the year ended August 2, 2008. The decrease in operating expenses as a percentage of net sales was primarily attributable to expense control programs, as well as lower operating expenses related to UNFI Specialty. During the year ended August 1, 2009, we incurred $7.2 million in labor, lease termination, and start-up expenses related to our new distribution facilities in Moreno Valley, California and York, Pennsylvania and the closing of our East Brunswick, New Jersey facility. We incurred higher operating expenses during the year ended August 2, 2008 related to our branded product lines, as we built our infrastructure to support anticipated new business, and $6.3 million in labor start-up expenses related to our then new distribution facilities in Sarasota, Florida, Ridgefield, Washington, Moreno Valley, California and York, Pennsylvania. We expect that the opening of new facilities will contribute efficiencies and lead to lower operating expenses related to sales over the long-term. As noted above, however, we expect to continue to incur operating expenses higher than we historically have experienced as a result of UNFI Specialty's full service supermarket model.

    Operating Income

              Operating income increased approximately 18.9%, or $17.4 million, to $109.9 million for the year ended August 1, 2009, from $92.5 million for the year ended August 2, 2008. As a percentage of net sales, operating income was 3.2% for the year ended August 1, 2009 compared to 2.7% for the year ended August 2, 2008.

    Other Expense (Income)

              Other expense (income) decreased $5.5 million to $9.7 million for the year ended August 1, 2009, from $15.3 million for the year ended August 2, 2008. Interest expense for the year ended August 1, 2009 decreased to $9.9 million from $16.1 million in the year ended August 2, 2008. The decrease in interest expense was due primarily to the decrease in debt levels as we managed our inventory balances, as well as the decrease in interest rates. Interest income for the year ended August 1, 2009 decreased to $0.5 million from $0.8 million in the year ended August 2, 2008.

    Provision for Income Taxes

              Our effective income tax rate was 40.9% and 37.2% for the years ended August 1, 2009 and August 2, 2008, respectively. The increase in the effective income tax rate for the year ended August 1, 2009 was primarily due to increases in state taxes. The effective income tax rate for the year ended August 2, 2008 was lower than our historical effective rate primarily due to tax credits associated with the solar panel installation projects at our Rocklin, California and Dayville, Connecticut distribution facilities. This decrease was offset by an increase in our effective income tax rate due to the acquisition of DHI. Our effective income tax rate in both fiscal years was also affected by share-based compensation for incentive stock options and the timing of disqualifying dispositions of certain share-based compensation awards. Certain incentive stock option expenses are not deductible for tax purposes unless a disqualifying disposition occurs. A disqualifying disposition occurs when the option holder sells shares within one year of exercising an incentive stock option and within two years of original grant. We receive a tax benefit in the period that the disqualifying disposition occurs. Our effective income tax rate will continue to be effected by the tax impact related to incentive stock options and the timing of tax benefits related to disqualifying dispositions.

    Net Income

              Net income increased $10.7 million to $59.2 million, or $1.38 per diluted share, for the year ended August 1, 2009, compared to $48.5 million, or $1.13 per diluted share, for the year ended August 2, 2008.

Liquidity and Capital Resources

              We finance our day to day operations and growth primarily with cash flows from operations, borrowings under our credit facility, operating leases, trade payables and bank indebtedness. In addition, from time to time, we may issue equity and debt securities to finance our operations and acquisitions. We feel that our cash on hand and available credit through our current revolving credit facility as discussed below is sufficient for our operations and planned capital expenditures over the next twelve months. We expect to generate an average of $30 million to $50 million in cash flow from operations per year for the 2011 and 2012 fiscal years. We intend to continue to utilize this cash generated from operations to pay down our debt levels, and fund working capital and capital expenditure needs. We intend to manage capital expenditures to no more than approximately 1% of net sales for the 2011 and 2012 fiscal years. We plan to assess our existing revolving credit facility and our financing needs once the facility draws closer to its maturity date in November 2012.

              On November 2, 2007, we amended our $250 million secured revolving credit facility with a bank group led by Bank of America Business Capital as the administrative agent, to temporarily increase the maximum borrowing base under the revolving credit facility from $250 million to $270 million. We used the funds available to us as a result of this amendment to fund a portion of the purchase price for our acquisition of DHI. On November 27, 2007, we amended this facility to increase the maximum borrowing base under the revolving credit facility from $270 million to $400 million, and provide the Company with a one-time option, subject to approval by the lenders under the revolving credit facility, to increase the borrowing base by up to an additional $50 million. In connection with this amendment, we also entered into a securities pledge agreement pursuant to which we and DHI pledged to the administrative agent all of our or DHI's right, title and interest in and to the equity interests in our subsidiaries, whether then existing or thereafter acquired. Interest accrues on borrowings under the revolving credit facility, at our option, at either the base rate (the applicable prime lending rate of Bank of America Business Capital, as announced from time to time) or at one-month LIBOR plus 0.75%. The $400 million credit facility matures on November 27, 2012. The revolving credit facility supports our working capital requirements in the ordinary course of business and provides capital to grow our business organically or through acquisitions. Our borrowing base is determined as the lesser of (1) $400 million or (2) the fixed percentages of our previous fiscal month-end eligible accounts receivable and inventory levels. As of July 31, 2010, our borrowing base, which was calculated based on our eligible accounts receivable and inventory levels, was $397.1 million. As of July 31, 2010, we had $242.6 million outstanding under our credit facility, $20.0 million in letter of credit commitments and $1.3 million in reserves which generally reduces our available borrowing capacity under our revolving credit facility on a dollar for dollar basis. When our borrowing base as calculated above is equal to $400 million, reserves do not reduce available borrowing capacity. Our resulting remaining availability was $133.2 million as of July 31, 2010.

              In April 2003, we executed a term loan agreement in the principal amount of $30 million secured by the real property that was released from the lien under our revolving credit facility in accordance with an amendment to the loan and security agreement related to that facility. The term loan is repayable over seven years based on a fifteen-year amortization schedule. Interest on the term loan initially accrued at one-month LIBOR plus 1.50%. In December 2003, we amended this term loan agreement by increasing the principal amount from $30 million to $40 million under the existing terms and conditions. On July 29, 2005, we entered into an amended term loan agreement which further increased the principal amount of this term loan from $40 million to up to $75 million, decreased the rate at which interest accrues to one-month LIBOR plus 1.00%, and extended the maturity date to July 28, 2012. In connection with the amendments to our revolving credit facility described above, effective November 2, 2007 and November 27, 2007, we amended the term loan agreement to conform certain terms and conditions to the corresponding terms and conditions under our revolving credit facility. As of July 31, 2010, $51.8 million was outstanding under the term loan agreement.

              On June 4, 2008, we further amended our revolving credit facility and our term loan agreement, effective as of May 28, 2008, in order to (i) waive events of default as a result of our noncompliance at April 26, 2008 with the fixed charge coverage ratio covenants under the revolving credit facility and our term loan agreement (the "Fixed Charge Coverage Ratio Covenants"), (ii) increase the interest rate applicable to borrowings under each of our revolving credit facility and our term loan by 0.25% during the period from June 1, 2008 through the date on which we demonstrate compliance with the applicable Fixed Charge Coverage Ratio Covenants, and (iii) exclude non-cash share based compensation expense from the calculation of EBITDA (as defined in the applicable agreement) in connection with the calculation of the fixed charge coverage ratio under the revolving credit facility and the term loan agreement. The revolving credit facility and our term loan agreement, as amended, require us to maintain a minimum fixed charge coverage ratio of 1.5 to 1.0 and 1.45 to 1.0, respectively, each calculated at the end of each of our fiscal quarters on a rolling four quarter basis. We were in compliance with the Fixed Charge Coverage Ratio Covenants as of the fiscal year ended July 31, 2010. The principal reason for our earlier noncompliance with the Fixed Charge Coverage Ratio Covenants was the high level of capital expenditures we made in the trailing twelve month period ended April 26, 2008. In April 2009, we further amended our revolving credit facility and our term loan agreement, effective as of February 25, 2009, in order to update certain information as a result of our stock purchase acquisitions completed during fiscal year 2009 and provided similar updated information in June 2010 in connection with our acquisition of the SDG assets.

              In August 2005, we entered into an interest rate swap agreement effective July 29, 2005. This interest rate swap agreement has an initial notional amount of $50 million and provides for us to pay interest at a fixed rate of 4.70% while receiving interest for the same period at one-month LIBOR on the same notional principal amount. The interest rate swap agreement has a seven year term with an amortizing notional amount which adjusts down on the dates payments are due on the underlying term loan. The swap has been entered into as a hedge against LIBOR movements on current variable rate indebtedness totaling $51.8 million at one-month LIBOR plus 1.00%, thereby fixing our effective rate on the notional amount at 5.70%. One-month LIBOR was 0.31% as of July 31, 2010. The swap agreement qualifies as an "effective" hedge under ASC 815, Derivatives and Hedging.

              Our capital expenditures for the 2010 fiscal year were $55.1 million. We believe that our capital requirements for fiscal 2011 will be between $42 and $45 million. We expect to finance these requirements with cash generated from operations and borrowings under our revolving credit facility. Our planned capital projects will provide both expanded facilities and technology that we believe will provide us with increased efficiency and the capacity to continue to support the growth of our customer base. We believe that our future capital requirements will be lower than our anticipated fiscal 2011 requirements, as a percentage of net sales, although we plan to continue to invest in technology and expand our facilities. Future investments and acquisitions will be financed through either equity or long-term debt negotiated at the time of the potential acquisition.

              Net cash provided by operations was $66.1 million for the year ended July 31, 2010, a decrease of $42.2 million from the $108.3 million provided by operations for the year ended August 1, 2009. The primary reasons for the decrease in cash flows from operations for the year ended July 31, 2010 were an increase in inventories of $55.8 million due to our sales growth during the year and the inventory build-up for our new facility in Lancaster, Texas. Net cash provided by operations of $108.3 million for the year ended August 1, 2009 was primarily the result of an increase in net income and a decrease in inventories. Net cash provided by operations of $9.1 million for the year ended August 2, 2008 was the result of net income of $48.5 million, the $58.1 million investment in inventories, and the $8.3 million decrease in accounts payable. Days in inventory was 50 days at July 31, 2010 and 52 days at August 1, 2009. Days sales outstanding improved slightly to 20 days at July 31, 2010, compared to 21 days at August 1, 2009. Working capital increased by $25.1 million, or 14.9%, to $194.2 million at July 31, 2010, compared to working capital of $169.1 million at August 1, 2009.

              Net cash used in investing activities increased $81.9 million to $118.7 million for the year ended July 31, 2010, compared to $36.8 million for the year ended August 1, 2009. The increase from the fiscal year ended August 1, 2009 was primarily due to the purchase of the SDG assets from SunOpta, as well as capital expenditures related to our new leased Lancaster, Texas facility including our supply chain initiatives related to warehouse management software which are going live with this facility. Net cash used in investing activities was $158.9 million for the year ended August 2, 2008. The decrease in the fiscal year ended August 1, 2009 compared to the fiscal year ended August 2, 2008 was primarily due to the fiscal 2008 purchase of DHI included in purchases of acquired businesses, net of cash.

              Net cash provided by financing activities was $56.0 million for the year ended July 31, 2010, primarily due to borrowings on notes payable of $42.6 million. Net cash used in financing activities was $86.6 million for the year ended August 1, 2009, primarily due to repayments on borrowings under notes payable. Net cash provided by financing activities was $158.1 million for the year ended August 2, 2008, primarily due to financing related to our acquisition of DHI, partially offset by repayments on long-term debt.

              On December 1, 2004, our board of directors authorized the repurchase of up to $50 million of common stock from time to time in the open market or in privately negotiated transactions. As part of the stock repurchase program, we purchased 228,800 shares of our common stock for our treasury during the year ended July 29, 2006 at an aggregate cost of approximately $6.1 million. All shares were purchased at prevailing market prices. No such purchases were made during the year ended August 2, 2008, and the authorization to repurchase has expired. We, in an effort to reduce the treasury share balance, decided in the fourth quarter of fiscal 2010 to issue treasury shares to satisfy certain share requirements related to exercises of stock options and vesting of restricted stock units and awards under its equity incentive plans. During the fiscal year ended July 31, 2010, we issued 201,814 treasury shares related to stock option exercises and the vesting of restricted stock units and awards.

              We may from time to time enter into commodity swap agreements to reduce price risk associated with our anticipated purchases of diesel fuel. These commodity swap agreements hedge a portion of our expected fuel usage for the periods set forth in the agreements. We monitor the commodity (NYMEX #2 Heating oil) used in our swap agreements to determine that the correlation between the commodity and diesel fuel is deemed to be "highly effective." During the fiscal years ended July 31, 2010 and August 1, 2009, we had no outstanding commodity swap agreements.

              In addition to the previously discussed interest rate and commodity swap agreements, from time-to-time we enter into fixed price fuel supply agreements. As of July 31, 2010, we had entered into agreements which require us to purchase a total of approximately 2.8 million gallons of diesel fuel through July 2011 at prices ranging from $2.27 to $2.93 per gallon. As of August 1, 2009, we had entered into agreements which required us to purchase a total of 200,000-242,000 gallons of diesel fuel per month at prices ranging from $2.20 to $2.84 per gallon through July 2010. These fixed price fuel agreements qualified for the "normal purchase" exception under ASC 815 as physical deliveries will occur rather than net settlements, therefore the fuel purchases under these contracts will be expensed as incurred and included within operating expenses.

Commitments and Contingencies

              The following schedule summarizes our contractual obligations and commercial commitments as of July 31, 2010:

	Payments Due by Period
	Total	Less than One Year	1–3 Years	3–5 Years	Thereafter
	(in thousands)
Inventory purchase commitments	$27,801	$27,801	—	—	—
Diesel fuel purchase commitments	6,739	6,739	—	—	—
Notes payable	242,570	—	$242,570	—	—
Long-term debt	53,466	5,033	47,799	$634	—
Deferred compensation	13,964	1,159	2,491	2,455	$7,859
Long-term non-capitalized leases	249,269	41,293	69,763	54,845	83,368

Total	$593,809	$82,025	$362,623	$57,934	$91,227

              The notes payable, long-term debt and non-capitalized lease obligations shown above exclude interest payments due. The notes payable obligations shown reflect the expiration of the credit facility, not necessarily the underlying individual borrowings. In addition, cash to be paid for income taxes is excluded from the table above.

              We had outstanding letters of credit of approximately $20.0 million at July 31, 2010.

              Assets mortgaged amounted to approximately $102.0 million at July 31, 2010.

Seasonality

              Generally, we do not experience any material seasonality. However, our sales and operating results may vary significantly from quarter to quarter due to factors such as changes in our operating expenses, management's ability to execute our operating and growth strategies, personnel changes, demand for natural products, supply shortages and general economic conditions.

Recently Issued Financial Accounting Standards

              In September 2006, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosures ("ASC 820"). ASC 820 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements under other accounting pronouncements, but does not change the existing guidance as to whether or not an instrument is carried at fair value. The statement is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued ASC 820-10-65-1, Effective Date of ASC 820 ("ASC 820-65-1") which delayed the effective date of ASC 820 by one year for nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis. In October 2008, the FASB issued ASC 820-10-65-2, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active ("ASC 820-65-2"), which clarifies the application of ASC 820 in an inactive market and illustrates how an entity would determine fair value when the market for a financial asset is not active. In April 2009, the FASB issued ASC 820-10-65-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly ("ASC 820-65-4"), which provides additional guidance for estimating fair value in accordance with ASC 820 when the volume and level of activity for the asset or liability have significantly decreased. ASC 820-65-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. ASC 820-65-4 is effective for interim and annual reporting periods ending after June 15, 2009, and is to be applied prospectively. We adopted ASC 820 and 820-65-2 effective August 3, 2008, and adopted ASC 820-65-4 effective August 1, 2009. These adoptions did not have a material effect on our consolidated financial statements. We adopted ASC 820, including the provisions related to the fair value of goodwill, other intangible assets, and non-financial long-lived assets effective August 2, 2009, which did not have a material effect on the disclosures that accompany our consolidated financial statements.

              In February 2007, the FASB issued ASC 825, Financial Instruments ("ASC 825"). ASC 825 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The statement is effective for fiscal years beginning after November 15, 2007. As of May 1, 2010, we have not elected to adopt the fair value option under ASC 825 for any financial instruments or other items.

              In December 2007, the FASB issued ASC 805, Business Combinations ("ASC 805"). ASC 805 continues to require the purchase method of accounting for business combinations and the identification and recognition of intangible assets separately from goodwill. ASC 805 requires, among other things, the buyer to: (1) account for the fair value of assets and liabilities acquired as of the acquisition date (i.e., a "fair value" model rather than a "cost allocation" model); (2) expense acquisition-related costs; (3) recognize assets or liabilities assumed arising from contractual contingencies at the acquisition date using acquisition-date fair values; (4) recognize goodwill as the excess of the consideration transferred plus the fair value of any non-controlling interest over the acquisition-date fair value of net assets acquired; (5) recognize at acquisition any contingent consideration using acquisition-date fair values (i.e., fair value earn-outs in the initial accounting for the acquisition); and (6) eliminate the recognition of liabilities for restructuring costs expected to be incurred as a result of the business combination. ASC 805 also defines a "bargain" purchase as a business combination where the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus the fair value of any non-controlling interest. Under this circumstance, the buyer is required to recognize such excess (formerly referred to as "negative goodwill") in earnings as a gain. In addition, if the buyer determines that some or all of its previously booked deferred tax valuation allowance is no longer needed as a result of the business combination, ASC 805 requires that the reduction or elimination of the valuation allowance be accounted as a reduction of income tax expense. ASC 805 is effective for fiscal years beginning on or after December 15, 2008. We have applied ASC 805 to our acquisition of the SDG assets and will apply ASC 805 to any future acquisitions.

              In December 2007, the FASB issued ASC 810, Consolidation ("ASC 810"). This statement establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years beginning on or after December 15, 2008. The adoption of ASC 810 did not have a material effect on our consolidated financial statements.

              In April 2008, the FASB issued ASC 350-30, Determination of the Useful Life of Intangible Assets ("ASC 350-30"). ASC 350-30 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC

350, Intangibles—Goodwill and Other. The intent of ASC 350-30 is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. ASC 350-30 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of ASC 350-30 did not have a material effect on our consolidated financial statements.

              In June 2008, the FASB issued ASC 260-10, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities ("ASC 260-10"). ASC 260-10 provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. ASC 260-10 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. ASC 260-10 requires that all earnings per share data presented for prior periods be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform. The adoption of ASC 260-10 did not have a material effect on our consolidated financial statements in the periods presented.

              In April 2009, the FASB issued ASC 825-10-65, Interim Disclosures about Fair Value of Financial Instruments ("ASC 825-10-65"). ASC 825-10-65 requires disclosure about the fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to ASC 825-10-65, fair values for these assets and liabilities were only disclosed annually. ASC 825-10-65 applies to all financial instruments within the scope of ASC 825 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. ASC 825 is effective for interim periods ending after June 15, 2009. The adoption of ASC 825-10-65 did not have a material effect on our consolidated financial statements.

BUSINESS

Overview

              We believe we are the leading distributor based on sales of natural, organic and specialty foods and non-food products in the United States and Canada. We operate 28 distribution centers, representing approximately 7.6 million square feet of warehouse space, which we believe provide us with the largest capacity of any North American-based distributor in the natural, organic and specialty products industry. We carry more than 60,000 high-quality natural, organic and specialty products, consisting of national, regional and private label brands in six product categories: grocery and general merchandise, produce, perishables and frozen foods, nutritional supplements and sports nutrition, bulk and foodservice products and personal care items. We serve more than 23,000 customer locations primarily located across the United States and Canada which can be classified as follows:

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  independently owned natural products retailers, which include buying clubs;

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  supernatural chains, which consist solely of Whole Foods Market;

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  conventional supermarkets and mass market chains; and

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  other, which includes foodservice and international customers outside of Canada.

              We were the first organic food distribution network in the United States designated as a "Certified Organic Distributor" by Quality Assurance International, Inc., or QAI. This process involved a comprehensive review by QAI of our operating and purchasing systems and procedures. This certification covers all of our broadline distribution centers in the US, except our UNFI Specialty distribution centers. Four of our Canadian distribution centers are certified by either QAI or Ecocert Canada, while the remaining distribution center sells only Kosher foods and is therefore not certified organic.

              Since the formation of our predecessor in 1976, we have expanded our distribution network, product selection and customer base both organically and through acquisitions. Since fiscal year 2000, our net sales have increased at a CAGR of 15.3%. In recent years, our sales to existing and new customers have increased through the continued growth of the natural products industry in general, increased market share as a result of our high-quality service and broader product selection, the expansion of our existing distribution centers, the construction of new distribution centers and the development of our own line of natural and organic branded products. Through these efforts, we believe that we have broadened our geographic penetration, expanded our customer base, enhanced and diversified our product selection and increased our market share.

              We have been the primary distributor to Whole Foods Market, for more than 12 years. Effective June 2, 2010, we amended our distribution agreement with Whole Foods Market to extend the term of the agreement for an additional seven years. Under the terms of the amended agreement, we will continue to serve as the primary wholesale natural grocery distributor to Whole Foods Market in its United States regions where we were serving as the primary distributor at the time of the amendment. The amendment extended the expiration date of the agreement from September 25, 2013 to September 25, 2020. On July 28, 2010, we announced that we had entered into an asset purchase agreement under which we have agreed to acquire certain distribution and related assets of Whole Foods Market Distribution, Inc. previously used for their self-distribution of non-perishables in their Rocky Mountain and Southwest regions and have undertaken to become the primary distributor in these regions. In late September 2010, we consummated the portion of this transaction related to the Southwest region. Consummation of the portion of the transaction related to the Rocky Mountain region is subject to certain customary closing conditions, and is expected to occur in early October 2010. Following the closing of this transaction, we will serve as the primary distributor to Whole Foods

Market in all of its regions in the United States. Our relationship with Whole Foods Market was expanded to cover the former Wild Oats Markets, Inc. stores retained by Whole Foods Market following Whole Foods Market's merger with Wild Oats Markets in August 2007. We had served as the primary distributor of natural and organic foods and non-food products to Wild Oats Markets prior to the merger.

              On June 11, 2010, we acquired the SDG assets through our wholly-owned subsidiary, UNFI Canada. With the acquisition, we believe we are the largest distributor of natural, organic and specialty foods, including kosher foods, in Canada. This was a strategic acquisition as UNFI Canada provides us with an immediate platform for growth in the Canadian market.

              On November 2, 2007, we acquired DHI, which we now refer to as UNFI Specialty. Through UNFI Specialty, we distribute specialty food items (including ethnic, kosher, gourmet, organic and natural foods), health and beauty care items and other non-food items. We believe that the acquisition of DHI accomplished certain of our strategic objectives, including accelerating our expansion into a number of high-growth business segments and establishing immediate market share in the fast-growing specialty foods market. Due to our expansion into specialty foods, during fiscal 2010 we gained new business with a number of conventional supermarkets that previously had not done business with us because we did not distribute specialty products. We believe that UNFI Specialty's customer base enhances our conventional supermarket business channel and that our complementary product lines present opportunities for cross-selling. See "Business—Our Operating Structure—Wholesale Division" for further information regarding this acquisition and our specialty distribution business.

              We operate 12 natural products retail stores within the United States, located primarily in Florida (with two locations in Maryland and one in Massachusetts), through our subsidiary, NRG. We also operate one natural product retail store, Drive Organics, in Vancouver, British Columbia. We believe that our retail business serves as a natural complement to our distribution business because it enables us to develop new marketing programs and improve customer service. In addition, our United Natural Trading Co. subsidiary, which does business as Woodstock Farms Manufacturing, specializes in the international importation, roasting, packaging and distribution of nuts, dried fruit, seeds, trail mixes, granola, natural and organic snack items and confections.

              We are a Delaware corporation based in Providence, Rhode Island and we conduct business through our various wholly owned subsidiaries. We operated 28 distribution centers at 2010 fiscal year end. We believe that our distribution centers provide us with the largest capacity of any distributor of natural, organic and specialty products in the United States or Canada. In July 2010, our newest distribution center, located in Lancaster, Texas commenced operations and began receiving product. Shipments to customers from this facility commenced in late September 2010. With the opening of our Lancaster, Texas facility and following our acquisition in Canada, we have increased our distribution capacity to approximately 7.6 million square feet. See the financial statements and notes thereto included in "Item 8. Financial Statements and Supplementary Data" of our annual report on Form 10-K, which is incorporated by reference herein, for information regarding our financial performance.

The Natural Products Industry

              The natural products industry encompasses a wide range of products including organic and non-organic foods, nutritional, herbal and sports supplements, toiletries and personal care items, naturally-based cosmetics, natural/homeopathic medicines, pet products and cleaning agents. According to The Natural Foods Merchandiser, a leading natural products industry trade publication, sales for all types of natural products were $76.1 billion in 2009 and the industry has grown at a CAGR of 10.5% over the last ten years. We believe the growth rate of the natural products industry has outpaced the growth of the overall food-at-home industry as a result of the increasing demand by consumers for a healthy lifestyle, food safety and environmental protection.

Our Operating Structure

              Our operations are comprised of three principal operating divisions. These operating divisions are:

  •
  our wholesale division, which includes our broadline natural and organic distribution business; UNFI Specialty, which is our specialty distribution business in the Eastern and Midwestern portions of the United States; UNFI Canada, which is our natural, organic and specialty business in Canada; Albert's, which is a leading distributor of organically grown produce and perishable items; and Select Nutrition, which distributes vitamins, minerals and supplements;

  •
  our retail division, consisting of NRG, which operates our 12 natural products retail stores within the United States; and

  •
  our manufacturing division, consisting of Woodstock Farms Manufacturing, which specializes in the international importation, roasting, packaging and distribution of nuts, dried fruit, seeds, trail mixes, granola, natural and organic snack items and confections, and our Blue Marble Brands product lines.

    Wholesale Division

              Our broadline distribution business is organized into three regions—our Eastern Region, our Western Region and our Canadian region. We distribute natural, organic and specialty products in all of our product categories to customers in the Eastern and Midwestern portions of the United States through our Eastern Region and to customers in the Western and Central portions of the United States through our Western Region. Our Canadian Region distributes natural, organic and specialty products in all of our product categories to all of our customers in Canada. As of our 2010 fiscal year end, our Eastern Region operated seven distribution centers, which provided approximately 2.6 million square feet of warehouse space, our Western Region operated six distribution centers, which provided approximately 2.3 million square feet of warehouse space and our Canadian Region operated five distribution centers, which provided approximately 0.3 million square feet of warehouse space.

              We acquired our specialty distribution business, which we refer to as UNFI Specialty, through our acquisition of DHI on November 2, 2007. Our UNFI Specialty division operates distribution centers located in Massachusetts and Arkansas, which provide approximately 1.4 million square feet of warehouse space, serving customers primarily throughout the Eastern and Midwestern portions of the United States. Through UNFI Specialty, we distribute specialty food items (including ethnic, kosher, gourmet, organic and natural foods), health and beauty care items and other non-food items. We have also continued the integration of UNFI Specialty and specialty products are now being sold through our broadline distribution centers.

              Through Albert's, we distribute organically grown produce and non-produce perishables, such as organic milk, dressings, eggs, juices, poultry and various other refrigerated specialty items. Albert's operates out of eight distribution centers strategically located in all regions of the United States, and is designated as a "Certified Organic Distributor" by QAI.

              Through Select Nutrition, we distribute more than 14,000 health and beauty aids, vitamins, minerals and supplements from distribution centers in Pennsylvania and California.

              Certain of our distribution centers are shared by multiple operations within our wholesale division.

    Retail Division

              We operate 12 natural products retail stores within the United States, located primarily in Florida (with two locations in Maryland and one in Massachusetts), through NRG. We also operate a retail store in Vancouver, British Columbia within Canada that is reflected within our wholesale division. We believe that our retail business serves as a natural complement to our distribution business because it enables us to develop new marketing programs and improve customer service.

              We believe our retail stores have a number of advantages over their competitors, including our financial strength and marketing expertise, the purchasing power resulting from group purchasing by stores within NRG and the breadth of our product selection.

              We believe that we benefit from certain advantages in acting as a distributor to our retail stores, including our ability to:

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  control the purchases made by these stores;

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  expand the number of high-growth, high-margin product categories, such as produce and prepared foods, within these stores; and

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  stay abreast of the trends in the retail marketplace, which enables us to better anticipate and serve the needs of our wholesale customers.

              Additionally, as the primary natural products distributor to our retail locations, we realize significant economies of scale and operating and buying efficiencies. As an operator of retail stores, we also have the ability to test market select products prior to offering them nationally. We can then evaluate consumer reaction to the product without incurring significant inventory risk. We also are able to test new marketing and promotional programs within our stores prior to offering them to our wholesale customer base.

    Manufacturing Division

              Our subsidiary Woodstock Farms Manufacturing specializes in the international importation, roasting, packaging and distribution of nuts, dried fruit, seeds, trail mixes, granola, natural and organic snack items and confections. We sell these items in bulk and through private label packaging arrangements with large health food, supermarket and convenience store chains and independent owners. We operate an organic (USDA and QAI) and kosher (Circle K) certified packaging, roasting, and processing facility in New Jersey.

              Our Blue Marble Brands product lines address certain needs or preferences of customers of our wholesale division, which are not otherwise being met by other suppliers. We carry over 25 brand names, representing over 900 unique products. Our Blue Marble Brands products are sold through our wholesale division, through third-party distributors in the natural, organic and specialty industry and directly to retailers. Our Field Day brand is only sold to customers in our independent channel, and is meant to serve as a private label brand for independent retailers to allow them to compete with conventional supermarkets which often have their own private label store brands.

Our Competitive Strengths

              We believe we distinguish ourselves from our competitors through the following strengths:

    We are the market leader with a nationwide presence in the United States and Canada.

              We believe that we are the largest distributor of natural, organic and specialty products by sales in the United States and Canada, and one of the few distributors capable of meeting the natural, organic and specialty product needs of local and regional customers, supermarket chains, and the rapidly growing supernatural chain. We completed the build-out of our distribution system in July 2010 with the opening of our facility in Lancaster, Texas. We believe that our network of twenty-eight distribution centers (including five in Canada) creates significant advantages over smaller and regional distributors. Our nationwide presence across the United States and Canada allows us to offer marketing and customer service programs across regions, offer a broader product selection and provide operational excellence with high service levels and same day or next day on-time deliveries.

    We are an efficient distributor.

              We believe that our scale affords us significant benefits within a highly fragmented industry, including volume purchasing opportunities and warehouse and distribution efficiencies. Our continued growth has allowed us to expand our existing facilities and open new facilities to achieve maximum operating efficiencies, including reduced fuel and other transportation costs, and has created sufficient capacity for future growth. Recent efficiency improvements include the centralization of general and administrative functions, the consolidation of systems applications among physical locations and regions and the optimization of customer distribution routes, all of which reduced expenses. We have made significant investments in our people, facilities, equipment and technology in order to broaden our footprint and enhance the efficiency of our operations. Key examples include the following:

  •
  We opened our Sarasota, Florida warehouse in the first quarter of fiscal 2008 in order to reduce the geographic area served by our Atlanta, Georgia facility.

  •
  Our 237,000 square foot distribution center in Ridgefield, Washington commenced operations in December 2007 and serves as a regional distribution hub for customers in Portland, Oregon and other Northwest markets.

  •
  Our 613,000 square foot distribution center in Moreno Valley, California commenced operations in September 2008 and serves our customers in Southern California, Arizona, Southern Nevada, Southern Utah, and Hawaii.

  •
  Our 675,000 square foot distribution center in York, Pennsylvania commenced operations in January 2009, and replaced our New Oxford, Pennsylvania facility serving customers in New York, New Jersey, Pennsylvania, Delaware, Maryland, Ohio, Virginia, and West Virginia.

  •
  In April 2009, we successfully relocated our UNFI Specialty distribution facility in East Brunswick, New Jersey to our York, Pennsylvania distribution center, creating our first fully integrated facility offering a full assortment of natural, organic, and specialty foods.

  •
  In September 2009, we commenced operations at a new facility in Charlotte, North Carolina serving Albert's customers in North Carolina, South Carolina, Georgia, Tennessee, and Virginia.

  •
  In connection with the acquisition of the SDG assets in June 2010, we acquired five distribution facilities which provided a nationwide presence in Canada with approximately 272,000 square feet of distribution space and the ability to serve all major markets in Canada.

  •
  Finally, in July 2010, we commenced operations at a new facility in Lancaster, Texas serving customers throughout the Southwestern United States, including Texas, Oklahoma, New Mexico, Arkansas and Louisiana. During July 2010 we also entered into an agreement to begin operating the Whole Foods Market Distribution, Inc. distribution facility in Denver, Colorado, and expect to begin servicing Whole Foods Market locations from that facility by the end of October 2010.

    We have extensive and long-standing customer relationships and provide superior service.

              Throughout the 34 years of our, and our predecessors' operations, we have developed long-standing customer relationships, which we believe are among the strongest in our industry. In particular, we have been the primary supplier of natural and organic products to the largest supernatural chain in the United States, Whole Foods Market, for more than 12 years. A key driver of our strong customer loyalty is our superior service levels, which include accurate fulfillment of orders, timely product delivery, competitive prices and a high level of product marketing support. Our average distribution in-stock service level for fiscal year 2010, measured as the percentage of items ordered by customers that are delivered by the requested delivery date (excluding manufacturer out-of-stocks), was approximately 98%. We believe that our high distribution service levels are attributable to our experienced purchasing departments and sophisticated warehousing, inventory control and distribution systems. Furthermore, we offer next-day delivery service to a majority of our active customers and offer multiple deliveries each week to our largest customers, which we believe differentiates us from many of our competitors.

    We have an experienced, motivated management team and employee base.

              Our management team has extensive experience in the retail and distribution business, including the natural and specialty product industries. On average, our senior management team has approximately 16 years of experience in the retail, natural products or distribution industry. In addition, we believe our employee base is highly motivated as our Employee Stock Ownership Trust beneficially owns approximately 5.6% of our common stock. Furthermore, a significant portion of our employees' compensation is equity based or performance based, and, therefore, there is a substantial incentive to continue to generate strong growth in operating results in the future.

Our Growth Strategy

              We seek to maintain and enhance our position within the natural and organic industry in the United States and Canada and to increase our market share in the specialty products industry. Since our formation, we have grown our business through the acquisition of a number of distributors and suppliers, which has expanded our distribution network, product selection and customer base. For example, we acquired our Albert's, NRG, Woodstock Farms Manufacturing, and UNFI Specialty businesses and, during fiscal 2010, we acquired the assets that comprise UNFI Canada.

              To implement our growth strategy, we intend to continue increasing our leading market share of the growing natural and organic products industry by expanding our customer base, increasing our share of existing customers' business and continuing to expand and further penetrate new distribution territories, particularly in the Mid-Atlantic and Southwestern United States markets and Canadian markets. We plan to expand our presence within the specialty industry by offering new and existing customers a single wholesale distributor capable of meeting their specialty and natural and organic product needs on a national or regional basis. Key elements of our strategy include:

    Expanding Our Customer Base

              As of July 31, 2010, we served more than 23,000 customer locations primarily in the United States and Canada. We plan to expand our coverage of the highly fragmented natural and organic and specialty products industries by cultivating new customer relationships within these industries and by further developing our existing channels of distribution, such as independent natural products retailers, conventional supermarkets, mass market outlets, institutional foodservice providers, buying clubs and gourmet stores. With the coordinated distribution of our specialty products with our natural and organic products, which commenced with the integration of our York, Pennsylvania facility in April 2009, we believe that we have the opportunity to continue gaining market share in the conventional supermarket channel as the result of our ability to offer an integrated and efficient distribution solution for our customers. In fiscal 2010 we gained new business from a number of conventional supermarket customers, including Giant-Landover, Shop-Rite and Kings, partially as a result of our complementary product selection.

    Increasing Our Market Share of Existing Customers' Business

              We believe that we are the primary distributor of natural and organic products to the majority of our natural products customer base, including to Whole Foods Market, our largest customer. We intend to maintain our position as the primary supplier for a majority of our customers, and add to the number of customers for which we serve as primary supplier, by offering the broadest product selection in our industry at competitive prices. With the expansion of UNFI Specialty, we believe that we have the ability to further meet our existing customers' needs for specialty foods and products as well as certain general merchandise, representing an opportunity to accelerate our sales growth within the conventional supermarket, supernatural and independent channels.

    Continuing to Improve the Efficiency of Our Nationwide Distribution Network

              We have invested in excess of $200 million in our distribution network and infrastructure over the past five fiscal years. We completed the build-out of our nationwide distribution system in July 2010 with the opening of our facility in Lancaster, Texas which began serving customers in late September 2010. Our Lancaster facility is the first facility to use our national supply chain platform and warehouse management system which we plan to implement throughout our network over the next few years and which we believe will further enhance the efficiency of our network. Although our distribution network services all markets in the United States and Canada, we will continue to selectively evaluate opportunities to build or lease new facilities or to acquire distributors to better serve existing markets. Further, we will maintain our focus on realizing efficiencies and economies of scale in purchasing, warehousing, transportation and general and administrative functions, which, combined with incremental fixed cost leverage, should lead to continued improvements in our operating margin.

    Expanding into Other Distribution Channels and Geographies

              We believe that we will be successful in expanding into the foodservice channel as well as further enhancing our presence outside of the United States and Canada. We will continue to seek to develop regional relationships and alliances with companies such as Aramark Corporation, the Compass Group North America, and Sodexho Inc. in the foodservice channel and seek other alliances outside the United States and Canada.

    Continuing to Selectively Pursue Opportunistic Acquisitions

              Throughout our history, we have successfully identified, consummated and integrated multiple acquisitions. Since 2000, we have successfully completed eight acquisitions of distributors, manufacturers and suppliers, two acquisitions of retail stores and eleven acquisitions of branded product lines. We intend to continue to selectively pursue opportunistic acquisitions in order to expand the breadth of our distribution network, increase our efficiency or add additional products and capabilities.

    Continuing to Provide the Leading Distribution Solution

              We believe that we provide the leading distribution solution to the natural, organic and specialty products industry through our national presence, regional responsiveness, focus on customer service and breadth of product offerings. Our service levels, which we believe to be the highest in our industry, are attributable to our experienced purchasing departments and our sophisticated warehousing, inventory control and distribution systems. See "—Our Focus on Technology" below for more information regarding our use of technology in our warehousing, inventory control and distribution systems.

              Among the benefits we provide to our customers is access, at preferred rates and terms, to the suite of products developed by Living Naturally, LLC, a leading provider of marketing promotion and electronic ordering systems to the natural and organic products industry. We have maintained a strategic alliance with Living Naturally since 2002. The products provided by Living Naturally include an intelligent electronic ordering system and turnkey retailer website services, which create new opportunities for our retailers to increase their inventory turns, reduce their costs and enhance their profits. We also offer our customers a selection of inventory management, merchandising, marketing, promotional and event management services designed to increase sales and enhance customer satisfaction. These marketing services, which primarily are utilized by customers in our independently owned natural products retailers channel and many of which are co-sponsored with suppliers, include monthly and thematic circular programs, in-store signage and assistance in product display.

Our Customers

              We maintain long-standing customer relationships with independently-owned natural products retailers, supernatural chains and supermarket chains. In addition, we emphasize our relationships with new customers, such as conventional supermarkets, mass market outlets and gourmet stores, which are continually increasing their natural product offerings. The following were included among our wholesale customers for fiscal 2010:

  •
  Whole Foods Market, the largest supernatural chain in the United States and Canada;

  •
  conventional supermarket chains, including Kroger, Wegman's, Haggen's, Stop and Shop, Giant, Quality Food Centers, Hannaford, Food Lion, Bashas', Shop-Rite, Rainbow, Lowe's, King's, Publix, Fred Meyer and United Supermarkets; and

  •
  mass market chains, including Target, BJ's Wholesale Club and Costco.

              Whole Foods Market accounted for approximately 35% of our net sales in fiscal 2010. In October 2006, we announced a seven-year distribution agreement with Whole Foods Market, which commenced on September 26, 2006. In June 2010 we amended our distribution agreement with Whole Foods Market to extend the term of the agreement for an additional seven years. Under the terms of the amended agreement, we will continue to serve as the primary wholesale natural grocery distributor to Whole Foods Market in its United States regions where we currently serve as the primary distributor. The amendment extended the expiration date of the agreement from September 25, 2013 to September 25, 2020. Our relationship with Whole Foods Market expanded in August 2007, when Whole Foods Market completed its merger with Wild Oats Markets. We had served as the primary distributor of natural and organic foods and non-food products to Wild Oats Markets prior to the merger, and we continue to serve the former Wild Oats Markets stores retained by Whole Foods Market under our distribution arrangement with Whole Foods Market. We also continue to serve as a primary distributor to the Henry's and Sun Harvest store locations previously owned by Wild Oats Markets and sold by Whole Foods Market to a subsidiary of Smart & Final Inc. on September 30, 2007. Sales to Henry's and Sun Harvest store locations were reflected in our conventional supermarket channel beginning in fiscal 2008.

              On July 28, 2010, we announced that we had entered into an asset purchase agreement under which we have agreed to acquire certain distribution and related assets of Whole Foods Market Distribution, Inc. previously used for their self-distribution of non-perishables in their Rocky Mountain and Southwest regions and have undertaken to become the primary distributor in these regions. In late

September 2010, we consummated the portion of this transaction related to the Southwest region. Consummation of the portion of the transaction related to the Rocky Mountain region is subject to satisfaction of certain customary closing conditions, and is expected to occur in early October 2010. Following the closing of this transaction, we will serve as the primary distributor to Whole Foods Market in all of its regions in the United States.

              The following table lists the percentage of sales by customer type for the years ended July 31, 2010 and August 1, 2009:

	Percentage of Net Sales
Customer Type	2010	2009
Independently owned natural products retailers	40%	42%
Supernatural chains	35%	33%
Conventional supermarkets	21%	20%
Other	4%	5%

              We distribute natural, organic and specialty foods and non-food products to customers located in the United States, as well as to customers internationally. Our sales to international customers, including those in Canada, represented approximately one percent of our business in fiscal 2010, and less than one percent of our business in fiscal 2009. We believe that our international sales, as a percentage of our total sales, will expand as we seek to grow our Canadian operations.

Our Marketing Services

              We have developed a variety of supplier-sponsored marketing programs, which cater to a broad range of retail formats. These programs are designed to educate consumers, profile suppliers and increase sales for retailers, many of which do not have the resources necessary to conduct such marketing programs independently.

              Our marketing programs include:

  •
  multiple, monthly, region-specific, consumer circular programs, which feature the logo and address of the participating retailer imprinted on a circular that advertises products sold by the retailer to its customers. The monthly circular programs are structured to pass through to the retailer the benefit of our negotiated discounts and advertising allowances, and also provide retailers with posters, window banners and shelf tags to coincide with each month's promotions;

  •
  ClearVue, a clean slate designed to improve the transparency of information and drive efficiency within the supply chain. With the availability of in-depth data and tailored reporting tools, participants will be able to reduce inventory balances with the elimination of forward buys, while improving service levels.

  •
  our Most Valued Partner program, supplier-focused high-level sales and marketing support for our top three suppliers in each category, which we believe helps build incremental, mutually profitable sales for suppliers and us, while fostering a sense of partnership;

  •
  other retailer initiative programs, such as a coupon booklet and separate supplement and personal care product-themed sales and educational brochures we offer to independent retailers, which allow us to explore new marketing avenues;

  •
  an information-sharing program that helps our suppliers better understand our customers' businesses, in order to generate mutually beneficial incremental sales in an efficient manner; and

  •
  a truck advertising program that allows our suppliers to purchase ad space on the sides of our hundreds of trailers traveling throughout the United States and Canada, which we believe increases their potential consumer ad impressions.

              We keep current with the latest trends in the industry. Periodically, we conduct focus group sessions with certain key retailers and suppliers in order to ascertain their needs and allow us to better service them. We also:

  •
  offer in-store signage and promotional materials, including shopping bags and end-cap displays;

  •
  provide assistance with planning and setting up product displays;

  •
  provide shelf tags for products;

  •
  provide assistance with store layout designs;

  •
  provide product data information such as best seller lists, store usage reports and easy-to-use product catalogs; and

  •
  maintain a website on which retailers can access various individual retailer-specific reports and product information.

Our Products

              Our extensive selection of high-quality natural, organic and specialty products enables us to provide a primary source of supply to a diverse base of customers whose product needs vary significantly. We carry more than 60,000 high-quality natural, organic and specialty products, consisting of national brand, regional brand, private label and master distribution products, in six product categories: grocery and general merchandise, produce, perishables and frozen foods, nutritional supplements, bulk and food service products and personal care items. Our branded product lines address certain needs or preferences of our customers, which are not otherwise being met by other suppliers.

              We continuously evaluate potential new private branded and other products based on both existing and anticipated trends in consumer preferences and buying patterns. Our buyers regularly attend regional and national natural, organic, specialty, ethnic and gourmet product shows to review the latest products that are likely to be of interest to retailers and consumers. We also actively solicit suggestions for new products from our customers. We make the majority of our new product decisions at the regional level. We believe that our purchasing practices allow our regional buyers to react quickly to changing consumer preferences and to evaluate new products and new product categories regionally. Additionally, many of the new products that we offer are marketed on a regional basis or in our own retail stores prior to being offered nationally, which enables us to evaluate local consumer reaction to the products without incurring significant inventory risk. Furthermore, by exchanging regional product sales information between our regions, we are able to make more informed and timely new product decisions in each region.

              We maintain a comprehensive quality assurance program. All of the products we sell that are represented as "organic" are required to be certified as such by an independent third-party agency. We maintain current certification affidavits on all organic commodities and produce in order to verify the authenticity of the product. All potential suppliers of organic products are required to provide such third-party certifications to us before they are approved as suppliers.

Our Suppliers

              We purchase our products from approximately 4,600 suppliers. The majority of our suppliers are based in the United States and Canada, but we also source products from suppliers throughout Europe, Asia, Central America, South America, Africa and Australia. We believe the reason suppliers of natural and organic products seek to distribute their products through us is because we provide access to a large and growing customer base across the United States and Canada, distribute the majority of the suppliers' products and offer a wide variety of marketing programs to our customers to help sell the suppliers' products. Substantially all product categories that we distribute are available from a number of suppliers and, therefore, we are not dependent on any single source of supply for any product category. Our largest supplier, Hain Celestial Group, Inc., or Hain, accounted for approximately 7% of our total purchases in fiscal 2010. However, the product categories we purchase from Hain can be purchased from a number of other suppliers. In addition, although we have exclusive distribution arrangements and vendor support programs with several suppliers, none of our suppliers accounts for more than 10% of our total purchases.

              We have positioned ourselves as the largest purchaser of organically grown bulk products in the natural and organic products industry by centralizing our purchase of nuts, seeds, grains, flours and dried foods. As a result, we are able to negotiate purchases from suppliers on the basis of volume and other considerations that may include discounted pricing or prompt payment discounts. Furthermore, many of our purchase arrangements include the right of return to the supplier with respect to products that we are not able to sell in a certain period of time. As described under "Our Products" above, each region is responsible for placing its own orders and can select the products that it believes will most appeal to its customers, although each region is able to participate in our company-wide purchasing programs. Our outstanding commitments for the purchase of inventory were approximately $27.8 million as of July 31, 2010.

Our Distribution System

              We have carefully chosen the sites for our distribution centers to provide direct access to our regional markets. This proximity allows us to reduce our transportation costs relative to those of our competitors that seek to service these customers from locations that are often several hundreds of miles away. We anticipate that the opening of our Lancaster, Texas distribution center will significantly reduce the transportation costs associated with servicing the customers of that facility as many of those customers were previously serviced from our Denver, Colorado facility. We believe that we incur lower inbound freight expense than our regional competitors, because our scale allows us to buy full and partial truckloads of products. Whenever possible, we backhaul between our distribution centers and satellite, staging facilities using our own trucks. Additionally, we generally can redistribute overstocks and inventory imbalances between distribution centers, which helps us ensure products are sold prior to their expiration date and more appropriately balance inventories.

              Products are delivered to our distribution centers primarily by our fleet of leased trucks, contract carriers and the suppliers themselves. We lease our trucks from national leasing companies such as Ryder Truck Leasing and Penske Truck Leasing, which in some cases maintain facilities on our premises for the maintenance and service of these vehicles. Other trucks are leased from regional firms that offer competitive services.

              We ship certain orders for supplements or for items that are destined for areas outside of regular delivery routes through United Parcel Service and other independent carriers. Deliveries to areas outside the continental United States and Canada are typically shipped by ocean-going containers on a weekly basis.

Our Focus on Technology

              We have made a significant investment in distribution, financial, information and warehouse management systems. We continually evaluate and upgrade our management information systems at our regional operations based on the best practices in the distribution industry in order to make the systems more efficient, cost-effective and responsive to customer needs. These systems include functionality in radio frequency inventory control, pick-to-voice systems, pick-to-light systems, computer-assisted order processing and slot locator/retrieval assignment systems. At our receiving docks, warehouse associates attach computer-generated, preprinted locator tags to inbound products. These tags contain the expiration date, locations, quantity, lot number and other information about the products in bar code format. Customer returns are processed by scanning the UPC bar codes. We also employ a management information system that enables us to lower our inbound transportation costs by making optimum use of our own fleet of trucks or by consolidating deliveries into full truckloads. Orders from multiple suppliers and multiple distribution centers are consolidated into single truckloads for efficient use of available vehicle capacity and return-haul trips. In addition, we utilize route efficiency software that assists us in developing the most efficient routes for our trucks. During fiscal 2011 and 2012, we will continue the roll-out of our new national supply chain platform and warehouse management system, which was launched in our new Lancaster, Texas facility and is now being implemented distribution center by distribution center.

Competition

              Our major competitor in both the United States and Canada is KeHE Distributors, LLC, or Kehe, which acquired Tree of Life Distribution, Inc., or Tree of Life, in January 2010. In addition to its natural and organic products, Kehe distributes specialty food products, thereby diversifying its product selection, and markets its own private label program. Kehe's subsidiary, Tree of Life has also earned QAI certification. We also compete in the United States with over 200 smaller regional and local distributors of natural, ethnic, kosher, gourmet and other specialty foods that focus on niche or regional markets, and with national, regional and local distributors of conventional groceries and companies that distribute to their own retail facilities.

              We believe that distributors in the natural and specialty products industries primarily compete on distribution service levels, product quality, depth of inventory selection, price and quality of customer service. We believe that we currently compete effectively with respect to each of these factors.

              Our retail stores compete against other natural products outlets, conventional supermarkets and specialty stores. We believe that retailers of natural products compete principally on product quality and selection, price, customer service, knowledge of personnel and convenience of location. We believe that we currently compete effectively with respect to each of these factors.

Government Regulation

              Our operations and many of the products that we distribute in the United States are subject to regulation by state and local health departments, the U.S. Department of Agriculture and the Food and Drug Administration, which generally impose standards for product quality and sanitation and are responsible for the administration of bioterrorism legislation. In the United States, our facilities generally are inspected at least once annually by state or federal authorities.

              The Surface Transportation Board and the Federal Highway Administration regulate our trucking operations. In addition, interstate motor carrier operations are subject to safety requirements prescribed by the U.S. Department of Transportation and other relevant federal and state agencies. Such matters as weight and dimension of equipment are also subject to federal and state regulations.

              We generally are not subject to many of the federal, provincial, state and local laws and regulations that have been enacted or adopted regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. However, certain of our distribution facilities have above-ground storage tanks for diesel fuel and other petroleum products, which are subject to laws regulating such storage tanks.

              We believe that we are in material compliance with all federal, provincial, state and local laws applicable to our operations.

Employees

              As of July 31, 2010, we had approximately 6,500 full and part-time employees. An aggregate of approximately 5.4% of our total employees, or approximately 350 of the employees at our Auburn, Washington, Edison, New Jersey, Iowa City, Iowa and Leicester, Massachusetts facilities, are covered by collective bargaining agreements. The Edison, New Jersey, Auburn, Washington, Leicester, Massachusetts and Iowa City, Iowa agreements expire in June 2011, February 2012, March 2013 and June 2011, respectively. Most recently, on June 8, 2010, the National Labor Relations Board issued a certification of representative notice to us with respect to our Dayville, Connecticut drivers, resulting from an election there in late May 2010. Currently, our management and the union representing the Dayville, Connecticut drivers are engaged in negotiations of a collective bargaining agreement. We have never experienced a work stoppage by our unionized employees and we believe that our relations with our employees are good.

MANAGEMENT

Directors and Executive Officers

              The following table sets forth certain information concerning our directors and executive officers as of September 24, 2010:

Name	Age	Position
Steven L. Spinner	50	President, Chief Executive Officer and Director
Mark E. Shamber	41	Senior Vice President, Chief Financial Officer and Treasurer
Sean Griffin	51	Senior Vice President, National Distribution
David A. Matthews	45	President of UNFI International
Kurt Luttecke	43	President of the Western Region
Thomas A. Dziki	49	Senior Vice President, Chief Human Resource and Sustainability Officer
Thomas Grillea	54	President of Woodstock Farms Manufacturing, Select Nutrition and NRG
John Stern	43	Senior Vice President and Chief Information Officer
Joseph J. Traficanti	59	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Gordon D. Barker(1)(2)	64	Vice Chair of the Board, Lead Independent Director and Chair of the Nominating and Governance Committee
Mary E. Burton(1)	58	Director
Joseph M. Cianciolo(1)(3)	71	Director
Michael S. Funk	56	Chair of the Board
Gail A. Graham(3)	59	Director
James P. Heffernan(3)	64	Director and Chair of the Compensation Committee
Peter Roy(2)(3)	54	Director
Thomas B. Simone(1)(2)	68	Chair of the Audit Committee

(1)
Member of the Audit Committee

(2)
Member of the Nominating and Governance Committee

(3)
Member of the Compensation Committee

              Steven L. Spinner has served as our President and Chief Executive Officer and as a member of our Board of Directors since September 2008. Beginning in September 2010, Mr. Spinner began serving as the Interim President of our Eastern Region, while we search for a replacement for David Matthews, who is now the President of UNFI International. Prior to joining the Company in September 2008, Mr. Spinner served as a director and as Chief Executive Officer of Performance Food Group Company, or PFG, from October 2006 to May 2008, when PFG was acquired by affiliates of The Blackstone Group and Wellspring Capital Management. Mr. Spinner previously had served as PFG's President and Chief Operating Officer beginning in May 2005. Mr. Spinner served as PFG's Senior Vice President and Chief Executive Officer—Broadline Division from February 2002 to May 2005 and as PFG's Broadline Division President from August 2001 to February 2002.

              Mark E. Shamber has served as Senior Vice President since May 2009, and Chief Financial Officer and Treasurer since October 2006. From October 2006 to May 2009, Mr. Shamber also served as Vice President. Mr. Shamber previously served as our Vice President, Chief Accounting Officer and Acting Chief Financial Officer and Treasurer from January 2006 until October 2006, as Vice President and Corporate Controller from August 2005 to October 2006 and as our Corporate Controller from

June 2003 until August 2005. From February 1995 until June 2003, Mr. Shamber served in various positions of increasing responsibility up to and including senior manager within the assurance and advisory business systems practice at the international accounting firm of Ernst & Young LLP.

              Sean Griffin has served as our Senior Vice President, National Distribution since January 2010. Prior to joining the Company, Mr. Griffin was East Region Broadline President of PFG. In this role he managed over 10 divisions and $2 billion in sales. Previously he served as President of PFG—Springfield, MA from 2003 until 2008. He began his career with Sysco Corporation in 1986 and has held various leadership positions in the foodservice distribution industry with U.S. Foodservice, Alliant Foodservice and Sysco Corporation.

              David A. Matthews has served as our President of UNFI International with responsibility for our Canadian and other international operations since September 2010. From June 2009 to September 2010 he was our President of the Eastern Region. Prior to joining the Company, Mr. Matthews served as President and CEO of Progressive Group Alliance, or ProGroup, a wholly owned subsidiary of PFG from January 2007 to May 2009, as Chief Financial Officer of ProGroup from December 2004 to January 2007, and as Senior Vice President of Finance and Technology of ProGroup from July 2000 to December 2004.

              Kurt Luttecke has served as our President of the Western Region since June 2009. Mr. Luttecke served as our President of our Albert's division from June 2007 to June 2009. Prior to joining the Company, Mr. Luttecke spent 16 years at Wild Oats serving as its Vice President of Perishables from 2006 to June 2007, Vice President of Meat/Seafood & Food Service Supply Chain from 2004 to 2006, Director of Perishables from 2001 to 2004, and Director of Operations from 1995 to 2001.

              Thomas A. Dziki has served as our Senior Vice President, Chief Human Resource and Sustainability Officer since August 2010. Prior to August 2010, Mr. Dziki served as our Senior Vice President of Sustainable Development since January 2010, as our Vice President of Sustainable Development since March 2007, and as National Vice President of Real Estate and Construction since August 2006. Prior to that time, Mr. Dziki had served as President of Woodstock Farms Manufacturing and Select Nutrition from December 2004 until August 2006, Corporate Vice President of Special Projects from December 2003 to November 2004 and as our Manager of Special Projects from May 2002 to December 2003. Prior to joining us, Mr. Dziki served as a private consultant to our company, our subsidiaries, Woodstock Farms Manufacturing, NRG, and Albert's and our predecessor company, Cornucopia Natural Foods, Inc., from 1995 to May 2002.

              Thomas Grillea has served as our President of Woodstock Farms Manufacturing since May 2009, President of NRG since May 2008, and President of Select Nutrition since September 2007. Mr. Grillea served as our General Manager for Select Nutrition from September 2006 to September 2007. Prior to joining us, Mr. Grillea served in a management capacity for Whole Foods Market from 2004 through 2005 and in various management capacities for American Health and Diet Centers and the Vitamin Shoppe from 1998 through 2003.

              John Stern has served as our Senior Vice President and Chief Information Officer since January 2008. Prior to joining us, Mr. Stern served in various positions of increasing responsibility up to and including Chief Information Officer at Take Two Interactive Software, Inc. from October 2003 to September 2007 and Deloitte & Touche LLP from December 1999 to October 2003.

              Joseph J. Traficanti has served as our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since April 2009. Prior to joining the Company, Mr. Traficanti served as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of PFG from November 2004 until April 2009.

              Gordon D. Barker has served as Vice Chair of the Board and Lead Independent Director since January 2010 and as a member of our Board of Directors since September 1999. Mr. Barker serves as the Chair of the Nominating and Governance Committee and as a member of the Audit Committee. Mr. Barker served on the Board of Directors of The Sports Authority, Inc. from April 1998 to May 2006. Mr. Barker served as a contract Chief Executive Officer for QVL Pharmacy Holdings, Inc., a privately-held entity, from October 2004 until February 2007. Mr. Barker served as Chief Executive Officer of Snyder's Drug Stores, Inc. from October 1999 to March 2004. Snyder's Drug Stores, Inc. filed for Chapter 11 bankruptcy in September 2003 and emerged from this filing in March 2004. Mr. Barker has served as President of Barker Holdings, LLC since January 2004. Mr. Barker has served as the principal of Barker Enterprises, an investment and consultant firm, since January 1997.

              Mary E. Burton has served as a member of our Board of Directors since August 2010. Ms. Burton serves as a member of our Audit Committee. Ms. Burton served as Interim Chief Executive Officer of Zale Corporation, a specialty jewelry retailer, from January 2006 to July 2006 and as President and Chief Executive Officer from July 2006 to December 2007. Ms. Burton also has been the Chief Executive Officer of BB Capital, Inc., a retail advisory and management services company, since 1992. Prior directorships include The Sports Authority, Inc. from 1999 to 2006, Aeropostale, Inc. from 2000 to 2006, Rent-a-Center, Inc from 2002 to 2007 and Zale Corporation from 2003 to 2007. Ms. Burton currently serves on the board of directors of Staples, Inc. a board that she has served on since 1993.

              Joseph M. Cianciolo has served as a member of our Board of Directors since September 1999. Mr. Cianciolo serves as a member of the Audit Committee and the Compensation Committee. Mr. Cianciolo served as the Managing Partner of KPMG LLP's, Providence, Rhode Island office, from June 1990 until June 1999. Mr. Cianciolo also serves on the Board of Directors of Nortek, Inc. and Eagle Bulk Shipping, Inc.

              Michael S. Funk has served as Chair of the Board since September 2008, a position which he also held from January 2003 to December 2003, and has been a member of our Board of Directors since February 1996. Mr. Funk served as our President and Chief Executive Officer from October 2005 to September 2008. Mr. Funk also served as Vice Chair of our Board of Directors from February 1996 until December 2002, as our Chief Executive Officer from December 1999 until December 2002 and as our President from October 1996 until December 1999. From its inception in July 1976 until April 2001, Mr. Funk served as President of Mountain People's Warehouse, Inc., one of our wholly-owned subsidiaries.

              Gail A. Graham has served as a member of our Board of Directors since October 2002. Ms. Graham serves as a member of the Compensation Committee. Ms. Graham has served as the General Manager of Mississippi Market Natural Foods Cooperative, a consumer owned and controlled cooperative in St. Paul, Minnesota, since October 1999. Ms. Graham served as Vice Chair of the Board of Directors of Blooming Prairie Cooperative Warehouse from November 1994 until October 1998 and from November 2000 until October 2002. Ms. Graham served as the Chair of the Board of Directors of Blooming Prairie Cooperative Warehouse from November 1998 until October 2000. Ms. Graham resigned from the Board of Directors of Blooming Prairie Cooperative Warehouse in October 2002, concurrent with our purchase of the cooperative and her appointment to our Board of Directors.

              James P. Heffernan has served as a member of our Board of Directors since March 2000. Mr. Heffernan serves as Chair of the Compensation Committee. Mr. Heffernan has served as a Director for the New York Racing Association since November 1998. Mr. Heffernan has served as a Director of Solutia, Inc., since February 2008, and served as a member of the Board of Directors of Columbia Gas System, Inc. from January 1993 until November 2000.

              Peter Roy has served as a member of our Board of Directors since June 2007. Mr. Roy is a member of the Nominating and Governance Committee and the Compensation Committee. Mr. Roy is an entrepreneur and since 1999 has been a strategic advisor to North Castle Partners. In connection with his role as a strategic advisor to North Castle Partners, Mr. Roy served on the boards of Avalon

Natural Products, Inc. and Naked Juice Company. Additionally, Mr. Roy currently serves on the board of directors of West Marine, Inc. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc. and, for five years prior to that, served as President of that company's west coast region.

              Thomas B. Simone served as the Vice Chair of the Board of Directors from September 2008 to January 2010 and served as Lead Independent Director from December 2003 to January 2010. Mr. Simone served as the Chair of the Board of Directors from December 2005 to September 2008, as well as from December 1999 to December 2002, and as the Vice Chair of the Board of Directors from January 2003 to December 2005. He has been a member of the Board of Directors since October 1996. Mr. Simone is the Chair of the Audit Committee and is a member of the Nominating and Governance Committee. Mr. Simone has served as Chairman, President and Chief Executive Officer of Simone & Associates, LLC and its predecessor company, each a natural and organic products and healthcare investment and consulting company, since April 1994. On July 7, 2010, Mr. Simone notified us that he had decided not to stand for re-election to our Board of Directors at our annual meeting of stockholders currently scheduled for December 16, 2010.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
TO NON-U.S. HOLDERS

              The following discussion is a summary of certain material U.S. federal income and estate tax consequences related to the purchase, ownership and disposition of shares of our common stock as of the date hereof. Except where noted, this summary deals only with shares of our common stock that are held as a capital asset by "non-U.S. holders" (as defined below) who purchase common stock in this offering.

              A "non-U.S. holder" means a person (other than an entity that is treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or any other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more "United States persons" (as defined under the Internal Revenue Code of 1986, as amended, or the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

              This discussion is based on currently existing provisions of the Code, the applicable U.S. Treasury regulations promulgated thereunder, judicial decisions and rulings and pronouncements of the Internal Revenue Service, or IRS, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate tax laws and does not deal with any other U.S. federal, state, local, non-U.S. or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to a non-U.S. holder that is subject to special treatment under the U.S. federal income tax laws including a non-U.S. holder that is a U.S. expatriate, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for U.S. federal income tax purposes. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

              If a partnership holds shares of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding shares of our common stock or a partner in such partnership, you should consult your tax advisors.

              If you are considering the purchase of shares of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of shares of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction (including under any applicable tax treaty).

Distributions

              Distributions paid by us to a non-U.S. holder of shares of our common stock will constitute a "dividend" for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any distributions paid by us to a non-U.S. holder of our common stock that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce such non-U.S. holder's tax basis in its shares of our common stock, but not below zero, and thereafter would be treated as gain from the sale of shares of our common stock. See "—Gain on Disposition of Shares of Our Common Stock" below. Subject to the following paragraph regarding dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States, dividends paid by us to a non-U.S. holder of shares of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

              Dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or, in the case of an individual non-U.S. holder, a fixed base, are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a "United States person" (as defined in the Code). Any effectively connected dividends received by a corporate non-U.S. holder may be subject to an additional "branch profits tax" at a 30% gross rate, subject to exemption or such lower rate as may be specified by an applicable income tax treaty.

              A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN or other applicable form and certify under penalty of perjury that such non-U.S. holder is not a "United States person" and is eligible for treaty benefits or (b) if shares of our common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder of shares of our common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Shares of Our Common Stock

              Any gain realized on the sale, exchange or other taxable disposition of shares of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual non-U.S. holder, a fixed base;

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" as described below for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and such non-U.S. holder's holding period in such shares of our common stock, and (i) the non-U.S. holder beneficially owns, or has owned, more than 5% of the shares of our common stock at any time during the shorter of the five year period preceding such disposition and such non-U.S. holder's holding period in such shares of our common stock or (ii) shares of our common stock ceases to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

              An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a "United States person" and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S. source capital losses.

              We believe we are not and do not anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes. In general, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" (as defined in Section 897 of the Code) equals or exceeds 50% of the sum of the fair market value of its real property interests and its other assets used or held for use in a trade or business. Because the determination of United States real property holding corporation status is based upon the composition of our assets from time to time and because there are uncertainties in the application of certain relevant rules, we may become a United States real property holding corporation in the future. In addition, no assurance can be given that shares of our common stock will be considered regularly traded on an established securities market when a non-U.S. holder sells shares of our common stock. If we are considered to be a United States real property holding corporation during the relevant time period, a non-U.S. holder may be subject to U.S. federal income tax on any gain realized in connection with the sale, exchange or other taxable disposition of shares of our common stock and the gross proceeds from such sale, exchange or other taxable disposition could be reduced by a 10% withholding tax, which withholding tax would be creditable against the U.S. tax due on the gain.

Recently Enacted Legislation

              Recently enacted legislation will impose a 30% withholding tax on dividends and the gross proceeds of a disposition of shares of our common stock paid after December 31, 2012, to (i) foreign financial institutions (as defined in Section 1471(d)(4) of the Code) unless they agree to collect and disclose to the IRS information regarding their direct and indirect United States account holders and (ii) certain other foreign entities unless they certify certain information regarding their direct and indirect United States owners. Under some circumstances, a foreign stockholder may be eligible for refunds or credits of such taxes.

              You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in shares of our common stock.

Federal Estate Tax

              Shares of our common stock that are owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of the death of that individual generally will be included in that individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Legislation enacted in 2001 eliminated the U.S. federal estate tax entirely for the 2010 taxable year. Under this legislation, effective January 1, 2011, the U.S. federal estate tax will be fully reinstated, as in effect prior to the legislation.

Information Reporting and Backup Withholding

              We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder will be subject to backup withholding on dividends paid to such non-U.S. holder unless such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder and neither we nor the paying agent has actual knowledge or reason to know that such non-U.S. holder is a United States person, or such non-U.S. holder otherwise establishes an exemption.

              Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder and neither the broker nor intermediary has actual knowledge or reason to know that the beneficial owner is a United States person (as defined under the Code) or such owner otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

UNDERWRITING (Conflicts of Interest)

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,310,000
Barclays Capital Inc.	1,155,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	192,500
RBC Capital Markets Corporation	192,500

Total	3,850,000

              Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.99 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$33.00	$127,050,000	$146,107,500
Underwriting discount	$1.65	$6,352,500	$7,305,375
Proceeds, before expenses, to us	$31.35	$120,697,500	$138,802,125

              The expenses of the offering, not including the underwriting discount, are estimated at $450,000 and are payable by us.

Overallotment Option

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 577,500 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions (including sales of up to an aggregate of 50,000 shares of our common stock by certain of our directors during the last fourteen days of the lock-up period), not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Nasdaq Global Market Listing

              The shares are listed on the Nasdaq Global Select Market under the symbol "UNFI."

Price Stabilization, Short Positions

              Prior to entering into the underwriting agreement for the purchase of our common stock being offered pursuant to this prospectus supplement, on September 30, 2010, one of the underwriters purchased, on behalf of the underwriting syndicate, 1,487 shares of our common stock at an average price of $32.99 per share in stabilizing transactions. Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

              In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Shares

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Conflicts of Interest

              Affiliates of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets Corporation are lenders under our credit facility and will receive at least 5% of the net proceeds of the offering which are being used in part to repay a portion of the outstanding borrowings under our revolving credit facility. See "Use of Proceeds." Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with NASD Rule 2720 as administered by FINRA. In accordance with that rule, no "qualified independent underwriter" is required, because a bona fide public market exists in the shares, as that term is defined in the rule. No underwriter having a conflict of interest under NASD Rule 2720 will confirm sales to any account over which the underwriter exercises discretionary authority without the prior written approval of the customer to which the account relates.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement (the "Shares") may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

    (b)
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

    (c)
    by the Managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

    (d)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or any Manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final offering of securities contemplated in this prospectus supplement.

              For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

              Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer of securities contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

    (A)
    it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

    (B)
    in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              This document as well as any other material relating to the Shares does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

              This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The securities to which this prospectus supplement relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered by this prospectus supplement should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A, and all amendments to those reports, proxy statements and the other materials we file with or furnish to the SEC available free of charge through our website as soon as reasonably practicable after we file such reports with, or furnish such reports to, the SEC. Our SEC filings are also available to the public on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the Nasdaq Global Select Market under the symbol "UNFI." Our Internet address is www.unfi.com. The contents of our website are not part of this prospectus supplement or the accompanying prospectus and our Internet address is included in this document as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or the accompanying prospectus.

              The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC that is incorporated by reference into this prospectus supplement and the accompanying prospectus will automatically update and may supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) prior to the completion of the sales of the securities offered hereby.

  •
  Our Annual Report on Form 10-K for the fiscal year ended July 31, 2010, filed with the SEC on September 27, 2010 (File No. 001-15723); and

  •
  The description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on October 11, 1996 (File No. 000-21531), registering the common stock under Section 12 of the Exchange Act and any amendment or report subsequently filed for the purpose of updating such description.

              If you make a written or oral request for copies of any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908, Attention: Investor Relations. Our telephone number is (401) 528-8634.

              Statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part or to a document incorporated by reference in the registration statement, each such statement being qualified in all respects by such reference.

 LEGAL MATTERS

              Certain legal matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Sidley Austin LLP, New York, New York will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

              The consolidated financial statements of United Natural Foods and its subsidiaries as of July 31, 2010 and August 1, 2009 and for each of the fiscal years in the three-year period ended July 31, 2010, and management's assessment of the effectiveness of internal control over financial reporting as of July 31, 2010 have been incorporated by reference herein and in the registration statement of which this prospectus supplement is a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that United Natural Foods acquired the SDG assets, during 2010, and management excluded from its assessment of the effectiveness of our internal control over financial reporting as of July 31, 2010, UNFI Canada's internal control over financial reporting associated with total assets of $87.0 million (of which $36.3 million represents goodwill and intangible assets included within the scope of the assessment) and total revenues of $22.1 million included in our consolidated financial statements as of and for the year ended July 31, 2010. KPMG LLP's audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of UNFI Canada.

PROSPECTUS

United Natural Foods, Inc.

Common Stock
Preferred Stock
Warrants
Debt Securities

        This prospectus relates to common stock, preferred stock, warrants and debt securities that we may offer from time to time. The securities may be offered in an amount or number, at prices and on other terms and conditions to be determined at the time of sale and described in a prospectus supplement accompanying this prospectus.

        We may offer and sell the securities on a continuous or delayed basis to or through one or more underwriters, dealers or agents, or directly to the purchasers. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

        We will provide the specific terms of each offering of our securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "UNFI."

        The mailing address of our principal executive offices is 260 Lake Road, Dayville, Connecticut 06241. Our telephone number is (860) 779-2800.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to offer or consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 9, 2009.

        This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or the accompanying prospectus supplement is accurate only as of the date on the front of that document and that any information contained in a document incorporated by reference is accurate only as of the date of that incorporated document. Our business, financial condition, results of operations and prospects may have changed since those dates. Before making an investment decision, you should read this prospectus, the prospectus supplement and the documents incorporated by reference in this prospectus as described under the heading "Where You Can Find More Information" in this prospectus.

 ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus and, accordingly, the descriptions of the securities contained in this prospectus are subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanying prospectus supplement. The prospectus supplement also may add, update or change information contained in this prospectus, including information about us. Therefore, for a complete understanding of our business, the offering and the offered securities, you should read both this prospectus and any accompanying prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

        In this prospectus, unless the context indicates otherwise, the words "United Natural Foods," "the company," "we," "our," "ours" and "us" refer to United Natural Foods, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A, and all amendments to those reports, proxy statements and the other materials we file with or furnish to the SEC available free of charge through our website as soon as reasonably practicable after we file such reports with, or furnish such reports to, the SEC. Our SEC filings are available to the public on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the NASDAQ Global Select Market under the symbol "UNFI." Our Internet address is http://www.unfi.com. The contents of our website are not part of this prospectus and our Internet address is included in this document as an inactive textual reference only.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and may supersede this information. We incorporate by reference into this prospectus the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) prior to the completion of the sales of the securities offered hereby.

  •
  Our Annual Report on Form 10-K for the year ended August 2, 2008, filed with the SEC on October 1, 2008 (File No. 001-15723);

  •
  Our Quarterly Report on Form 10-Q for the quarter ended November 1, 2008, filed with the SEC on December 10, 2008 (File No. 001-15723);

  •
  Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2009, filed with the SEC on March 11, 2009 (File No. 001-15723);

  •
  Our Quarterly Report on Form 10-Q for the quarter ended May 2, 2009, filed with the SEC on June 11, 2009 (File No. 001-15723);

  •
  Our Current Reports on Form 8-K and amendments thereto on Form 8-K/A filed with the SEC on August 8, 2008, September 16, 2008, October 20, 2008, November 12, 2008, February 27, 2009 and September 9, 2009 (File No. 001-15723); and

  •
  The description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on October 11, 1996 (File No. 000-21531), registering the common stock under Section 12 of the Exchange Act and any amendment or report subsequently filed for the purpose of updating such description.

        Notwithstanding the foregoing, information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this prospectus.

        If you make a written or oral request for copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to United Natural Foods, Inc., 260 Lake Road, Dayville, Connecticut 06241, Attention: Investor Relations. Our telephone number is (860) 779-2800.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, the accompanying prospectus supplement and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks and uncertainties including, but not limited to, those contained in "Risk Factors" and elsewhere in this prospectus because they describe or predict future events or trends and include declarations regarding our intentions, beliefs and expectations. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "predict," "intend," "may," "should," "will," and "would," the negative of such words or similar words. Any forward-looking statements in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference into this prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, possibly materially.

        The important factors listed under "Part I. Item 1A. Risk Factors" in our most recent Annual Report on Form 10-K, under "Part II. Item 1A. Risk Factors" in Quarterly Reports on Form 10-Q filed with the SEC after the date of that Annual Report and in Current Reports on Form 8-K filed with the SEC after the date of that Annual Report, each of which is incorporated by reference herein, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in these forward-looking statements. You should be aware that the occurrence of the events described under "Risk Factors" in our most recent Annual Report on Form 10-K, in Quarterly Reports on Form 10-Q filed with the SEC after the date of that Annual Report and in Current Reports on Form 8-K filed with the SEC after the date of that Annual Report could have an adverse effect on our business, results of operations and financial position. Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events.

New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

UNITED NATURAL FOODS, INC.

        We are a leading distributor of natural, organic and specialty foods and non-food products in the United States. We carry products in six product categories: grocery and general merchandise, produce, perishables and frozen foods, nutritional supplements, bulk and food service products and personal care items. The majority of our customers are independently owned natural products retailers, supernatural chains, and conventional supermarkets. Our other distribution channels include food service, international and buying clubs. Our operations are comprised of our wholesale division, our retail division and our manufacturing division.

        We were the first organic food distribution network in the United States designated as a "Certified Organic Distributor" by Quality Assurance International, Inc., or QAI. This process involved a comprehensive review by QAI of our operating and purchasing systems and procedures. This certification covers all of our broadline distribution centers other than our recently opened York, Pennsylvania facility for which we are currently seeking certification, but does not cover our specialty distribution centers.

Wholesale Division

        Our wholesale division includes our Eastern and Western Regions, UNFI Specialty Distribution, Albert's Organics, Inc., or Albert's, and Select Nutrition. Our Eastern and Western Regions, which comprise our broadline distribution business, distribute natural and organic products in all of our product categories to customers throughout the United States. Through UNFI Specialty Distribution, we distribute specialty food items (including ethnic, kosher, gourmet, organic and natural foods), health and beauty care items and other non-food items. Through Albert's, we distribute organically grown produce and non-produce perishables, such as organic milk, dressings, eggs, juices, poultry and various other refrigerated specialty items. Through Select Nutrition, we distribute health and beauty aids, vitamins, minerals and supplements.

Retail Division

        We own and operate 13 natural products retail stores through our subsidiary Natural Retail Group, Inc. As an operator of retail stores, we have the ability to test market select products prior to offering them nationally. We can then evaluate consumer reaction to the product without incurring significant inventory risk. We also are able to test new marketing and promotional programs within our stores prior to offering them to our broader customer base.

Manufacturing Division

        Our manufacturing division is comprised of our subsidiary Woodstock Farms, which we previously referred to as Hershey Import Company, Inc., and our Blue Marble Brands division. Woodstock Farms specializes in the international importation, roasting and packaging of nuts, seeds, dried fruits and snack items. We sell these items in bulk in our own packaged snack lines and through private label packaging arrangements. Through Blue Marble Brands, we offer branded product lines that address certain needs or preferences of customers of our wholesale division, which are not otherwise being met by other suppliers.

        We are a Delaware corporation. Our headquarters are located at 260 Lake Road, Dayville, Connecticut 06241, and our telephone number is (860) 779-2800.

 RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the risks described under "Part I. Item 1A. Risk Factors" in our most recent Annual Report on Form 10-K and under "Part II. Item 1A. Risk Factors" in our Quarterly Reports on Form 10-Q filed with the SEC after the date of that Annual Report and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), including documents we file with the SEC after the date of this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement, before making a decision to invest in our securities.

USE OF PROCEEDS

        Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer specific securities, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include the repayment or refinancing of all or a portion of any indebtedness outstanding at a particular time, increasing our working capital, acquisitions and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        Set forth below is our ratio of earnings to fixed charges for the periods indicated:

Twelve Months Ended
	Nine Months Ended May 2, 2009	August 2, 2008	July 28, 2007	July 29, 2006	July 31, 2005	July 31, 2004
Ratio of Earnings to Fixed Charges	4.8x	3.8x	5.0x	4.8x	6.3x	4.9x

        For purposes of calculating the ratio of earnings to fixed charges, "earnings" consists of pre-tax income from continuing operations before adjustment for income or loss from equity investees; plus fixed charges; plus amortization of capitalized interest; minus capitalized interest. "Fixed charges" is the sum of expensed and capitalized interest and amortized premiums, discounts and capitalized expenses related to indebtedness.

        As of the date of this prospectus, we have no preferred stock outstanding and, accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

DESCRIPTION OF CAPITAL STOCK

        We summarize below some of the provisions that will apply to our common stock or preferred stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the common stock or preferred stock will be contained in the prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

        The following description of our capital stock sets forth certain general terms of our common stock and preferred stock to which any prospectus supplement may relate. This section also summarizes certain relevant provisions of the Delaware General Corporation Law, which we refer to as the DGCL. The terms of our Amended and Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, and our Amended and Restated Bylaws, or our Bylaws, as well as the terms of the DGCL, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

        Our authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share. As of August 1, 2009, 43,007,952 shares of our common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares offered by us pursuant to this prospectus and the accompanying prospectus supplement will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

        Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue shares of preferred stock in one or more series at any time or from time to time. Each such series of preferred stock will have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by our board of directors.

        All shares of preferred stock offered pursuant to this prospectus and the accompanying prospectus supplement will, when issued and paid for, be fully paid and nonassessable. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of shares of our common stock or which holders of our common stock might believe to be in their best interests.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Matters

Delaware Business Combination Statute

        Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation's outstanding voting stock (which we refer to as an "interested stockholder") for a three-year period following the time the stockholder became an interested stockholder, unless:

  •
  prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

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  at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

        A business combination generally includes:

  •
  mergers and consolidations with or caused by an interested stockholder;

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  sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

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  specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of a corporation or its subsidiaries; and

  •
  other transactions resulting in a disproportionate financial benefit to an interested stockholder.

        The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

        Because our Certificate of Incorporation and Bylaws do not include any provision to "opt-out" of Section 203 of the DGCL, the statute will apply to business combinations involving us.

Provisions of our Certificate of Incorporation and Bylaws

        Our Certificate of Incorporation provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Under our Certificate of Incorporation, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

        Our Certification of Incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken only if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the chairman of the board of directors, the chief executive officer or, if none, the president of the company, or by the board of directors. Under our Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions also may discourage another person or entity from making a tender offer for our common stock because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

        The DGCL provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Certificate of Incorporation and our Bylaws require the affirmative vote of the holders of at least two-thirds of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

DESCRIPTION OF WARRANTS

        We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

        We may issue warrants for the purchase of debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a warrant agent that we will name in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation to, or agency or trust relationship with, holders of the warrants. We will file a copy of the form of warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part.

        The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants and of the warrant agreements under which the warrants are issued. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. These terms will include some or all of the following:

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  the title of the warrants;

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  the aggregate number of warrants offered;

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  the price or prices at which the warrants will be issued;

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  the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

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  the exercise price and the amount of securities that will be received upon exercise;

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  the dates or periods during which the warrants are exercisable;

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  the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

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  the designation and terms of any securities with which the warrants are issued;

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  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

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  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

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  any minimum or maximum amount of warrants that may be exercised at any one time;

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  any terms relating to the modification of the warrants;

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  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

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  the right we have, if any, to redeem the warrants;

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  information with regard to book-entry procedures, if any;

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  any material United States federal income tax considerations; and

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  any other specific terms of the warrants.

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. The description in the applicable prospectus supplement of any warrants that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF DEBT SECURITIES

        We summarize below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

        As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately or upon exercise of a debt warrant from time to time. The debt securities may either be senior debt securities or subordinated debt securities. The debt securities we offer will be issued under an indenture between us and a trustee to be named therein. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

        The following description of the debt securities we may offer does not purport to be complete and is subject to and qualified in its entirety by reference to the indenture under which such debt securities are issued, a form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture because it, and not this description, defines your rights as a holder of our debt securities.

General

        We may issue an unlimited amount of debt securities under the indenture. The debt securities will be our direct unsecured obligations. Any senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt and liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations. Any subordinated debt securities will be subordinate and junior in right of payment to all of our present and future Senior Indebtedness (as defined below) to the extent and in the manner described in the accompanying prospectus supplement.

        The relevant prospectus supplement for a series of debt securities that we issue will describe the material terms of the debt securities being offered, including:

  •
  the title of the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which the principal of the debt securities will be payable;

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  the date or dates on which the debt securities may be issued;

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  the person or persons to whom interest shall be payable, if other than the persons in whose names the debt securities are registered;

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  the rate or rates at which the debt securities will bear interest, if any;

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  the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

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  our right, if any, to extend interest payment periods and the duration of any extension;

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  the place or places where the principal of and any premium and interest on the debt securities will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

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  if the principal, premium or interest are to be payable in securities or other property, the type and amount of such securities or property, or the means by which such amount will be determined;

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  the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

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  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

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  any redemption, repayment or sinking fund provisions;

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  the denominations in which the debt securities will be issuable;

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  the currency or currency unit of payment if other than U.S. dollars, and, if applicable, the period or periods within which, and the terms and conditions upon which, election of payment in a different currency may be made;

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  any addition to or change in the events of default described in this prospectus or in the indenture applicable to the debt securities, any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable, and any addition to or change in the covenants described in this prospectus or in the indenture;

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  the terms and conditions upon which the debt securities will be convertible or exchangeable, if any;

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  whether debt securities will be issued in whole or in part form of one or more global securities, and the depositary(ies) of any global securities;

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  any and all matters incidental to debt securities that may be issuable as bearer securities, if any;

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  any collateral security, assurance or guarantee;

  •
  the amount of discount of any debt securities to be issued as discount securities;

  •
  form of the debt securities;

  •
  whether the debt securities are subject to defeasance;

  •
  the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

  •
  for debt securities to be issued upon the exercise of debt warrants, the time, manner and place for such debt securities to be authenticated and delivered;

  •
  any rights or duties of another person to assume our obligations with respect to the debt securities, and any rights or duties to discharge and release any obligor with respect to the debt securities;

  •
  whether and under what circumstances we will pay additional amounts to any holder of debt securities who is not a United States person or entity in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

  •
  any obligation we have to permit the debt securities to be converted into or exchanged for our common stock, other debt securities or property and the terms and conditions upon which such conversion or exchange will be effected (including, without limitation, the initial conversion or exchange price or rate, the conversion or exchange period, any adjustment of the applicable conversion or exchange price or rate and any requirements relative to the reservation of such shares for purposes of conversion or exchange);

  •
  if convertible or exchangeable, any applicable limitations on the ownership or transferability of the debt securities or property into which such debt securities are convertible or exchangeable;

  •
  whether the debt securities are guaranteed and any provisions relating to any guarantee of the debt securities; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the indenture.

        The indenture does not contain any covenants or other provisions that specifically are intended to afford holders of the debt securities special protection in the event of a highly leveraged transaction.

Conversion or Exchange

        In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. If any debt securities being offered are convertible into or exchangeable for common stock or other securities, the relevant prospectus supplement will set forth the terms of conversion or exchange. Those terms will include whether conversion or exchange is mandatory, at the option of the holder or at our option, and the number of shares of common stock or other securities, or the method of determining the number of shares of common stock or other securities, to be received by the holder upon conversion or exchange.

Subordination

        The extent to which a particular series of subordinated debt securities is subordinated to our Senior Indebtedness will be set forth in the prospectus supplement for that series and the indenture may be modified by a supplemental indenture to reflect such subordination provisions.

        "Senior Indebtedness" means all indebtedness and obligations (other than non-recourse obligations and securities subject to the subordination provisions of the indenture) of, or guaranteed or assumed by, us (a) for borrowed money and (b) that are evidenced by bonds, debentures, notes or other similar instruments, in each case, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed, and all amendments, renewals, extensions, modifications and refundings of such indebtedness and obligations, excluding in any such case (i) trade accounts payable, (ii) accrued liabilities arising in the ordinary course of business, (iii) our indebtedness to any of our subsidiaries, or (iv) indebtedness or obligations for which the instrument by which such indebtedness or obligations are created, incurred, assumed or guaranteed by us provides that they are subordinated, or are not superior, in right of payment to any subordinated debt securities.

        The indenture provides that any subordinated debt securities will be subordinate in right of payment to all of our Senior Indebtedness. This means that upon any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization of us, whether in bankruptcy, insolvency, or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities, the holders of all Senior Indebtedness will be entitled to be paid in full before the holders of any subordinated debt securities are paid. In addition, unless all principal of and any premium or interest on our Senior Indebtedness has been paid in full, no payment or other distribution may be made with respect to any subordinated debt securities

  •
  during the continuation of any default in the payment of principal, premium or interest on any Senior Indebtedness beyond any applicable grace period;

  •
  if any event of default with respect to any Senior Indebtedness has occurred and is continuing which permits the holders of that Senior Indebtedness to accelerate the maturity of that Senior Indebtedness, whether or not the maturity is in fact accelerated;

  •
  if any judicial proceeding is pending with respect to a payment default or event of default described in the previous two clauses; or

  •
  if any principal, premium or interest in respect of any subordinated debt securities have been declared due and payable before their stated maturity;

unless, any such default has been cured or waived or ceased to exist and any related acceleration has been rescinded. (Indenture, Sections 13.02 and 13.03.)

        If the trustee for any series of subordinated debt securities or any holders of such subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of our Senior Indebtedness.

        Notwithstanding the restrictions on our ability to make payments with respect to the subordinated debt securities described above, the indenture provides that if we deposit or cause to be deposited with the trustee funds in trust for the purpose of defeasing our obligations with respect to the subordinated debt securities in accordance with the indenture, no funds so deposited, and no proceeds thereon, will be subject to any rights of the holders of Senior Indebtedness, including any right of subordination, from and after the 91st day after such deposit was made. (Indenture, Section 13.01.)

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. (Indenture, Section 13.02.) This means that the trustee and the holders of such subordinated debt securities can take action against us, but they will not receive any money until the claims of the holders of our Senior Indebtedness have been fully satisfied.

Global Securities

        We may issue debt securities of a series in whole or in part in the form of one or more fully registered global debt securities, each of which we refer to in this prospectus as a registered global security, that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). The face of such registered global securities will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

  •
  the depositary may transfer the whole registered global security to a nominee;

  •
  the depositary's nominee may transfer the whole registered global security to the depositary;

  •
  the depositary's nominee may transfer the whole registered global security to another of the depositary's nominees; and

  •
  the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee's) successor.

Depositary Arrangements

        We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities.

        Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, which persons are referred to in this prospectus as participants, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

        Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary's records. For beneficial owners who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These restrictions and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the indenture. Accordingly, each beneficial owner owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders, or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Application of Payments

        Payments of principal of, and premium and interest, if any, on, debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

        We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of such registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

Withdrawal of Depositary

        If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed within 90 days, or if a default or Event of Default (as described below) has occurred, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global securities representing such debt securities. After that exchange, the choice of whether to hold the debt securities issued in definitive form directly or in street name will be up to the participant. Participants must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security. (Indenture, Section 3.05.)

Payment and Paying Agents

        Unless the relevant prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a special record date that shall be no less than 10 nor more than 15 days before the date established by us for proposed payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may then be listed, if the trustee finds it practicable. (Indenture, Section 3.07.)

        Unless the relevant prospectus supplement indicates otherwise, principal of, and premium and interest, if any, on, the debt securities will be payable at the office of the paying agent designated by us. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the trustee will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the relevant prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Indenture, Section 6.02.)

        All moneys paid by us to a paying agent for the payment of the principal of, or premium or interest, if any, on, any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment. (Indenture, Section 6.03.)

Registration and Transfer

        If debt securities at any time are issued otherwise than as registered global securities, the transfer of the debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the trustee. We may change the place for registration of transfer and exchange of the debt securities and designate additional places for registration of transfer and exchange. (Indenture, Section 6.02.)

        No service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the debt securities of any series during the 15 days prior to the date on which notice of redemption of any debt securities of that series is mailed or any debt security that is selected for redemption. (Indenture, Section 3.05.)

Defeasance

        The indenture provides that we may defease and be discharged from all obligations with respect to the debt securities and the indenture, which we refer to as legal defeasance, or be released from our obligations under certain covenants under the indenture with respect to the debt securities (as described below) such that our failure to comply with the defeased covenants will not constitute an Event of Default, which we refer to as covenant defeasance. Following a legal defeasance of a series of debt securities, payment of those debt securities may not be accelerated because of an Event of Default. Following a covenant defeasance of a series of debt securities, payment of those debt securities may not be accelerated because of an Event of Default caused by our failure to comply with the defeased covenants or an Event of Default relating to our bankruptcy, insolvency or reorganization.

        If we satisfy the conditions necessary to effect a covenant defeasance with respect to a series of debt securities, we will be released from our obligations under:

  (i)
  any covenants in the indenture relating to consolidations, mergers or sales of assets (see "Consolidation, Merger and Sale of Assets" below);

  (ii)
  any covenants applicable specifically to any series that was established by the instruments creating the series; and

  (iii)
  if such series of debt securities is subordinated, as further described in the prospectus supplement related to such series, the subordination provisions of the indenture and of any supplemental indenture, board resolution or officers' certificate establishing the terms of such series.

        We may effect a legal defeasance or a covenant defeasance if:

  (i)
  we irrevocably deposit in trust with the trustee money or Eligible Obligations (which are defined in the indenture and principally consist of obligations of, or guaranteed by, the United States) or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, the debt securities;

  (ii)
  no default or Event of Default with respect to the applicable series of debt securities has occurred and is continuing;

  (iii)
  the legal defeasance or covenant defeasance will not:

  (a)
  cause the trustee to have a conflicting interest for the purposes of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act;

  (b)
  result in the trust arising from the deposit with the trustee of funds to pay all amounts due under the debt securities constituting, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

  (c)
  result in a breach or violation of, or constitute a default under, the indenture or any other agreement to which we are a party or by which we are bound; and

  (d)
  cause any debt securities then listed on any national securities exchange to be delisted;

  (iv)
  we deliver to the trustee a customary opinion of counsel (in addition to the tax opinion described below);

  (v)
  we comply with any additional terms, conditions or limitations imposed in any supplemental indenture relating to the debt securities defeased;

  (vi)
  we pay the applicable fees and expenses of the trustee; and

  (vii)
  we deliver to the trustee a customary officers' certificate stating that we have complied with all conditions precedent to the legal defeasance or the covenant defeasance.

        We may not effect a legal defeasance or a covenant defeasance unless we deliver to the trustee an opinion of counsel to the effect that the holders of the affected debt securities will:

  (i)
  not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or the covenant defeasance, and

  (ii)
  be subject to United States federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred.

(Indenture, Article Seven.)

Consolidation, Merger and Sale of Assets

        Under the terms of the indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any entity, unless:

  (i)
  the surviving or successor entity is organized and validly existing under the laws of the United States, a state of the United States or the District of Columbia and it expressly assumes our obligations on all debt securities outstanding under the indenture;

  (ii)
  immediately after giving effect to the transaction, no Event of Default under the indenture or no event which, after notice or lapse of time or both, would become an Event of Default under the indenture shall have occurred and be continuing; and

  (iii)
  we have delivered to the trustee an officers' certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 11.01.)

        Upon any consolidation with or merger into another person, or any conveyance, or other transfer or lease of our properties and assets as or substantially as an entirety to any other person as described above, the successor person or the person to which such conveyance, transfer or lease is made would succeed to, and be substituted for, us under the indenture, and may exercise every right and power of ours under the indenture, and except in the case of a lease we would be relieved of all obligations and covenants under the indenture and on the debt securities then outstanding. (Indenture, Section 11.02.)

        Although there is a limited body of case law interpreting the phrase "substantially as an entirety," there is no precise established definition of the phrase under applicable law. As a result of this uncertainty:

  (i)
  there could be a disagreement between us and the holders of debt securities over whether, as a condition to a conveyance, transfer or lease of our properties and assets, the successor entity is required to assume our obligations under the indenture and, consequently, whether a failure to assume such obligations would result in an Event of Default under the indenture;

  (ii)
  in the event that the holders of debt securities attempt to declare an Event of Default under the indenture and exercise their acceleration rights under the indenture in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrase "substantially as an entirety"; and

  (iii)
  it may be difficult for holders of debt securities to declare an Event of Default under the indenture and exercise their acceleration rights.

Event of Default

        The term "Event of Default," when used in the indenture with respect to any debt securities issued thereunder, means any of the following:

  (i)
  failure to pay interest on such debt securities within 30 days after it is due;

  (ii)
  failure to pay the principal of or premium, if any, on any such debt securities when due;

  (iii)
  failure to pay a mandatory sinking fund payment, if any, within 30 days after it is due;

  (iii)
  subject to our right to effect a legal or covenant defeasance (as described above under "Defeasance"), failure to perform or breach of any covenant or warranty in the indenture,

    except for a covenant or a warranty that is solely for the benefit of one or more series of debt securities other than such series of debt securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the debt securities of that series specifying such default or breach and requiring that it be remedied; provided, however, that if we initiate corrective action within 90 days after receipt of notice from the trustee or the holders of the debt securities, such period will be extended for as long as we continue to diligently pursue such action;

  (iv)
  events of our bankruptcy, insolvency or reorganization specified in the indenture; or

  (v)
  any other events of default specified in any supplemental indenture, board resolution or officers' certificate establishing the terms of any series of debt securities, which event of default will be described in the applicable prospectus supplement.

(Indenture, Section 8.01.)

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders. (Indenture, Section 9.02.) The occurrence of an Event of Default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Remedies

        Unless otherwise provided by the terms of an applicable series of debt securities, an Event of Default under the indenture for any series of debt securities occurs and continues, the trustee or the holders of at least 33% in aggregate principal amount of the debt securities of such series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding debt securities that are not subordinated under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all such outstanding debt securities, voting as one class, and not the holders of any one series, may make that declaration of acceleration. Similarly, if the Event of Default is applicable to all outstanding subordinated debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all such outstanding subordinated debt securities, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Indenture, Section 8.02.)

        At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if

  (i)
  we have paid or deposited with the trustee a sum sufficient to pay:

  (a)
  all matured installments of interest on all debt securities of the series;

  (b)
  the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by acceleration;

  (c)
  interest on overdue interest (to the extent allowed by law) and on principal and any premium which have become due otherwise than by acceleration at the prescribed rates, if any, set forth in such debt securities; and

    (d)
    all amounts due to the trustee under the indenture; and

  (ii)
  any other Event of Default under the indenture with respect to the debt securities of that series (other than the nonpayment of principal that has become due solely by declaration of acceleration) has been cured or waived as provided in the indenture.

        Even if we have deposited with the trustee a sum sufficient to pay all of the obligations described in clauses (i)(a) through (i)(d) above, no such amounts may be paid to holders of any subordinated debt securities if the making of such payments would violate the subordination provisions of the indenture or of the supplemental indenture, board resolution or officers' certificate establishing the terms of such subordinated debt securities. (Indenture, Section 8.06.) See "Subordination" above for additional information regarding the subordinated debt securities we may issue.

        There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (Indenture, Section 8.02.)

        The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred upon the trustee. However, if the Event of Default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (Indenture, Section 8.12.) The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

        No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or for any remedy under the indenture, unless:

  (i)
  the holder has previously given to the trustee written notice of a continuing Event of Default under the indenture;

  (ii)
  the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the indenture shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee, to institute proceedings;

  (iii)
  the trustee has failed to institute any proceeding for 60 days after notice; and

  (iv)
  no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the indenture has occurred and is continuing, considered as one class.

        In addition, no holder of debt securities will have any right to institute any action under the indenture to disturb or prejudice the rights of any other holder of debt securities. (Indenture, Section 8.07.)

        However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal of, or premium or interest, if any, on, the debt security on or after the applicable due date. (Indenture, Section 8.08.)

        We will provide to the trustee an annual statement by appropriate officers as to our compliance with all conditions and covenants under the indenture. (Indenture, Section 6.06.)

Modification and Waiver

        Without the consent of any holder of debt securities issued under the indenture, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

  (i)
  to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

  (ii)
  to add to our covenants or to surrender any of our rights or powers under the indenture;

  (iii)
  to add additional Events of Default under the indenture;

  (iv)
  to change, eliminate or add any provision to the indenture; provided, however, that, except as otherwise expressly permitted in the indenture, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

  (a)
  when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

  (b)
  when no debt securities of the affected series remain outstanding under the indenture;

  (v)
  to secure the debt securities;

  (vi)
  to establish the form or terms of debt securities of any series as permitted by the indenture;

  (vii)
  to provide for the authentication and delivery of bearer securities;

  (viii)
  to evidence and provide for the acceptance of appointment of a successor trustee;

  (ix)
  to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

  (x)
  to change any place where principal, premium, if any, and interest, if any, shall be payable, debt securities may be surrendered for registration of transfer or exchange, and notices or demands to us may be served;

  (xi)
  to cure any ambiguity or inconsistency or to make any other changes to provisions with respect to matters and questions arising under the indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect; or

  (xii)
  to modify, eliminate or add to the provisions of the indenture to such extent as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act and to add to the indenture such other provisions as may be expressly required under the Trust Indenture Act.

(Indenture, Section 12.01.)

        The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with the requirements that we:

  (i)
  preserve our corporate existence and

  (ii)
  adhere to the restrictions on consolidation, merger and conveyance contained in the indenture.

        The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding and with respect to which compliance is to be omitted, considered as one class, may waive our compliance with the requirements that we:

  (i)
  maintain an office or agency where payment of the debt securities can be made and notices and demands relating to the debt securities can be delivered and

  (ii)
  comply with any additional covenants or restrictions with respect to a particular series of debt securities established in the instrument creating the series.

(Indenture, Section 6.07.)

        The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest, if any, and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected, as described below. (Indenture, Section 8.13.)

        If any provision of the indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the indenture, the provision of the Trust Indenture Act will control. If any provision of the indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act will be deemed to apply to the indenture as so modified or to be excluded. (Indenture, Section 1.08.)

        The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series or tranches of debt securities outstanding are directly affected by a proposed supplemental indenture, the consent only of the holders of a majority in aggregate principal amount of all series or tranches, as the case may be, that are directly affected will be required. No such amendment or modification may:

  (i)
  change the stated maturity of the principal of, or any installment of principal of or, except if the interest payment has been extended as provided in the indenture, interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made; or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

  (ii)
  reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences without the consent of all the holders of the series; or

  (iii)
  modify certain of the provisions of the indenture relating to supplemental indentures, restrictions on the ability of the holders of the debt securities to waive covenant compliance (as described above) and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

(Indenture, Section 12.02.)

        A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series. (Indenture, Section 12.02.)

        The indenture provides that debt securities owned by us, any other obligor upon the debt securities or an affiliate of ours or the other obligor will be disregarded and considered not to be outstanding in determining whether the required holders of all of the debt securities or of any particular series of debt securities have given a request or consent unless we, the other obligor or the affiliate owns all of the debt securities or all of the particular series of debt securities (except if more than one series is voting together as a class, in which case the debt securities of the series owned entirely by us, the other obligor or the affiliate will be disregarded). (Indenture, Section 1.01.)

        We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 1.04.)

Resignation of the Trustee; Removal

        The trustee may resign at any time by giving written notice to us, or the holders of a majority in principal amount of any series of debt securities may remove the trustee at any time by giving written notice to us and the trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our board of directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the indenture. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. (Indenture, Section 9.10.) If the trustee has or acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act, the trustee generally must either eliminate the conflicting interest or resign within 90 days. (Indenture, Section 9.08.)

Notices

        Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 1.06.)

Title

        We, the trustee and any agent of us or the trustee may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 3.08.)

Governing Law

        The indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 1.13.)

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus through underwriters or dealers, through agents, directly to one or more purchasers, or through any combination of these methods of sale. We will describe in the accompanying prospectus supplement the specific plan of distribution, including (i) the identity of any underwriters, dealers or agents and the amount of securities underwritten or purchased by them and their compensation, (ii) the initial offering price of the securities and the proceeds that we will receive from the sale and (iii) any securities exchange on which the securities will be listed.

LEGAL MATTERS

        Unless otherwise specified in the applicable prospectus supplement, the validity of the securities and certain other legal matters relating to the offer and sale of the securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee.

EXPERTS

        The consolidated financial statements as of August 2, 2008 and July 28, 2007 and for each of the fiscal years in the three-year period ended August 2, 2008, and the related financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting as of August 2, 2008 incorporated in this prospectus by reference to United Natural Foods, Inc.'s Annual Report on Form 10-K for the fiscal year ended August 2, 2008 have been so incorporated in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

        The audit report on the effectiveness of internal control over financial reporting as of August 2, 2008 contains an explanatory paragraph that states that on November 2, 2007, the Company acquired Distribution Holdings, Inc. ("DHI") and its wholly-owned subsidiary, Millbrook Distribution Services ("Millbrook"), and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of August 2, 2008, DHI and Millbrook's internal control over financial reporting with associated assets of $171,090,000 (of which $95,016,000 represents goodwill and intangible assets included within the scope of the assessment) and total revenue of $211,385,000 generated by DHI and Millbrook that was included in the Company's consolidated financial statements as of and for the year ended August 2, 2008. KPMG LLP's audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of DHI and Millbrook.

3,850,000 Shares

UNITED NATURAL FOODS, INC.

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Barclays Capital

BB&T Capital Markets

RBC Capital Markets

September 30, 2010